Exhibit 10.14

NNN LEASE

350 TREAT AVENUE

SAN FRANCISCO, CALIFORNIA

LANDLORD

SIC-350 TREAT, LLC, a Delaware limited liability company

TENANT

OUSTER, INC., a Delaware corporation

Dated for reference purposes as of: September 1, 2017

TABLE OF CONTENTS

BASIC LEASE INFORMATION		i

1.	LEASE	1

2.	TERM	1

3.	BASE MONTHLY RENT	1

4.	ADDITIONAL RENT FOR NNN CHARGES	2

5.	SECURITY DEPOSIT; LATE CHARGE	5

6.	USE OF PREMISES	6

7.	ALTERATIONS, MECHANICS’ LIENS	6

8.	WORK TO BE PERFORMED BY LANDLORD	10

9.	RESTRICTIONS ON USE	10

10.	COMPLIANCE WITH LAW	11

11.	INDEMNITY AND EXCULPATION	12

12.	INSURANCE	12

13.	INTENTIONALLY DELETED	14

14.	UTILITIES AND SERVICES	14

15.	PERSONAL PROPERTY AND GROSS RECEIPTS TAXES	15

16.	MAINTENANCE	15

17.	RESTORATION OF PREMISES	16

18.	ENTRY BY LANDLORD	16

19.	ESTOPPEL CERTIFICATES	17

20.	ABANDONMENT OF PREMISES	17

21.	REMOVAL OF TRADE FIXTURES OF TENANT AT END OF TERM	17

22.	SURRENDER OF LEASE	18

23.	HOLDING OVER	18

24.	GRACE PERIOD	18

25.	LANDLORD’S REMEDIES UPON DEFAULT	18

26.	ATTORNEYS’ AND ADMINISTRATIVE FEES ON DEFAULT	20

27.	INSOLVENCY	20

28.	ASSIGNMENT OR SUBLETTING	21

29.	TRANSFER BY LANDLORD	23

30.	DAMAGE	23

31.	CONDEMNATION	24

32.	SUBORDINATION TO ENCUMBRANCES	25

33.	MISCELLANEOUS	26

34.	ADDITIONAL PROVISIONS	31

EXHIBIT A - PREMISES

EXHIBIT B - WORKLETTER

EXHIBIT C - CALIFORNIA ASBESTOS NOTICE

EXHIBIT D - TENANTS CONCEPTUAL PLANS

350 TREAT AVENUE

NNN LEASE

BASIC LEASE INFORMATION

Lease Date	September 1, 2017

Tenant	Ouster, Inc., a Delaware corporation

Address	350 Treat Avenue San Francisco, CA, 94110

Contact Person	Raffi Mardirosian

Telephone	(857) 600-2395

with a copy to: Shartsis Friese LLP One Maritime Plaza, 18th Floor San Francisco, CA 94111 Attn: Jonathan M. Kennedy/Thomas D. MoreII

Landlord	SIC – 350 Treat, LLC, a Delaware limited liability company

Address	220 Montgomery Street, Suite 950 San Francisco, California 94104

Contact Person	Dennis Rosario

Telephone	(415) 291-1100

With a copy to: The Swig Company, LLC 220 Montgomery Street, Suite 950 San Francisco, California 94104

Premises	The entire Building.

Building	350 Treat Avenue, San Francisco, California. The term “Building” includes the building and the entire parcel of land and improvements underlying and surrounding the building, owned by Landlord, and designated from time to time by Landlord in writing as appurtenant thereto together with utilities, facilities, driveways, sidewalks, underground vaults, walkways, and other amenities owned by Landlord and appurtenant to or servicing the building. Also known as all of Lot 002, Block 3572.

Building/Premises Rentable Square Footage	An agreed upon 26,125 rentable square feet. Said square footage shall not be subject to remeasurement.

i

Term	Sixty (60) full rent paying months following the Rent Commencement Date, unless Tenant elects to extend the Expiration Date as set forth below.

Term Commencement Date	September 1, 2017

Base Monthly Rent Commencement Date	February 1, 2018

Term Expiration Date	January 31, 2023; provided, however Tenant shall have the right to extend the Expiration Date to any date up to August 31, 2023 provided that written notice of such extension is delivered to Landlord no later than September 15, 2017.

Base Monthly Rent

Period	Annual Base Rent	Base Monthly Rent	Rate Per Rentable Sq. Ft. per year (rounded to two decimals)
Base Monthly Rent Commencement Date to December 31, 2018	$1,384,625.00	$115,385.42	$53.00
January 1, 2019 to December 31, 2019	$1,426,163.75	$118,846.98	$54.59
January 1, 2020 to December 31, 2020	$1,468,948.66	$122,412.39	$56.23
January 1, 2021 to December 31, 2021	$1,513,017.12	$126,084.76	$57.91
January 1, 2022 to December 31, 2022	$1,558,407.64	$129,867.30	$59.65
January 1, 2023 up to August 31, 2023*	$1,605,159.87	$133,763.32	$61.44

“As set forth above, Tenant shall have the right to extend the Expiration Date to any date up to August 31, 2023 provided that written notice of such extension is delivered to Landlord no later than September 1, 2017.

Tenant’s Share of Expenses and Taxes (collectively “NNN Charges”)	100%. To be paid monthly in addition to the Base Monthly Rent.

Payment Upon Lease Execution	Base Monthly Rent for the first Base Monthly Rent paying month of the Lease Term (i.e., $115,385.42) together with estimated NNN Charges for the first month of the Lease Term (initially in the amount of $8,381.77 per month), in the combined amount of $123,767.19, shall be paid by Tenant to Landlord in full upon Tenant’s execution of this Lease

Use	Commercial use consistent with Production, Repair and Distribution zoning PDR-1-G

Security Deposit	Tenant shall deposit with Landlord a letter of credit in the amount of $1,038,468.78 and in the form set forth in Article 5 of this Lease, which shall serve as a Security Deposit and which shall remain in effect throughout the Lease Term, except as hereinafter provided.

Tenant shall deliver an initial portion of the deposit/letter of credit, in an amount not less than $519,234.39, concurrently with Tenant’s execution and delivery of this Lease to Landlord, and shall deliver the remaining $519,234.39 (in the form of an amendment to the initial letter of credit) no later than the date that is thirty (30) days after the date of mutual execution of this Lease; provided, however, that Tenant expressly acknowledges that, notwithstanding any other provision of this Lease to the contrary, in no event will (x) Landlord be required to disburse any commission payments to Brokers (defined below) or any portion of the Landlord’s TI Contribution or Landlord’s MEP Contribution Allowance (as such terms are defined in the Workletter attached hereto) or (y) will Tenant be permitted to commence the construction of any Tenant’s Work (other than the installation of a WiFi system) until Tenant has delivered the full amount of the Security Deposit to Landlord (however, Tenant may occupy and use the Premises from and after the date of mutual execution and delivery of this Lease and prior to Tenant’s delivery of the second (2nd) installment of the Security Deposit/Letter of Credit) to Landlord.

Security Deposit Reduction	Provided Tenant is in good standing with Landlord, has paid all recurring payments of Rent in a timely manner, and is not in Default under the terms of this Lease, if Tenant raises unrestricted funds in excess of $20,000,000 following the execution of this Lease and maintains unrestricted cash funds in excess of $10,000,000, the letter of credit shall be reduced by $230,770.84 to $807,697.94 upon Tenant’s delivery to Landlord of proof of receipt of such funds. Thereafter, provided Tenant was entitled to receive the initial reduction described above, continues to be in good standing with Landlord, has continued to pay all recurring payments of Rent in a timely manner, and is not in Default under the terms of this Lease and continues to maintain unrestricted cash funds in excess of $10,000,000, the letter of credit will be further reduced by $129,867.30 per annum commencing on the next-succeeding November 1 and on each subsequent anniversary of such date until the letter of credit equals $346,156.26, which amount shall not be subject to further reduction and which shall continue to be held by Landlord as a Security Deposit throughout the Term and all extensions thereof.

Tenant Improvement Allowance	Up to and capped at $2,403,500.00, which shall be used to complete Tenant’s Work. See Workletter attached hereto.

Brokers	Touchstone Commercial Partners, Inc. representing Landlord. Newmark Cornish & Carey representing Tenant.

Additional Provisions	Holdover. Notwithstanding anything in Article 23 of this Lease to the contrary, in the event Tenant does not exercise its option to extend the initial Term of this Lease, and provided that Tenant is not in Default under this Lease and has not assigned its interest in this Lease or subleased more than thirty percent (30%) of the RSF of the Premises pursuant to one or more subleases which remain in effect as of the Term Expiration Date (in each case, except for a Permitted Transfer), upon at least 6 months’ prior written notice to Landlord, Tenant shall have the right to extend the Expiration Date of this Lease for a term of no more than six months (“Holdover Period”), with the exact length of the Holdover Period to be specified in Tenant’s notice to Landlord. Tenant’s occupancy of the Premises during the Holdover Period shall be on all of the terms and conditions of this Lease with the exception that (i) the Monthly Base Rent payable during such Holdover Period shall be 150% of the amount payable immediately before the Expiration Date of the Term, and (ii) Tenant shall have no right or option to further extend the Expiration Date of the Term.

LANDLORD		TENANT

SIC-350 TREAT, LLC, a Delaware limited liability company		OUSTER, INC., a Delaware corporation

By:	The Swig Company, LLC, a Delaware limited liability company, as Property Manager	By: /s/ Raffi Mardirosian Print Name: Raffi Mardirosian
Its: Head of Corporate Development

By:	/s/ Deborah Boyer
Deborah Boyer
Executive Vice President and
Director of Asset Management

Date: 9/7/17

350 TREAT AVENUE

NNN LEASE

This NNN lease (“Lease”) is made and entered into in San Francisco, California on September 1, 2017 (“Lease Date”) by and between SIC – 350 TREAT, LLC, a Delaware limited liability company (“Landlord”) and OUSTER, INC., a Delaware corporation (“Tenant”).

1.	LEASE

Landlord hereby leases to Tenant and Tenant hereby hires from Landlord the Premises described in the Basic Lease Information upon and subject to all of the terms, covenants and conditions herein set forth. Tenant covenants as a material part of the consideration for this Lease to keep and perform each and all of said terms, covenants and conditions, and Tenant agrees that this Lease is made upon the condition of such performance. Except as otherwise specifically set forth in this Lease, Tenant accepts the Premises in its “as is” state of repair and condition, and it is specifically agreed that Landlord has made no representations to Tenant regarding the condition of the Premises or the Building.

2.	TERM

The Premises are leased to Tenant for a term (herein called the “Term”) to commence and end on the dates respectively specified in the Basic Lease Information, unless the Term shall sooner terminate as hereinafter provided. Notwithstanding the foregoing, if the Term is scheduled to end on a date that is other than the last day of the month, the Term shall be extended so that it ends on the last day of the applicable month. Possession of the Premises with Landlord’s Work (defined in Attachment A to the Work Letter attached hereto as Exhibit B) substantially completed, shall be delivered to Tenant upon the full execution of this Lease, upon payment by Tenant to Landlord of the initial payments required hereunder, the delivery of the Letter of Credit Security Deposit, and the delivery of required insurance certificates If Landlord, for any reason whatsoever, is unable to deliver possession of the Premises to Tenant on such date, Landlord shall not be liable for any loss resulting therefrom, and this Lease shall not be either void or voidable. In the event Landlord tenders possession of the Premises to Tenant prior to the date specified for the commencement of the Term and Tenant elects to accept such prior tender, such occupancy shall be subject to all of the terms, covenants and conditions of this Lease. The Term Commencement Date, Base Monthly Rent Commencement Date and Expiration Date of the Term shall be confirmed at Landlord’s election by written notice to Tenant promptly following delivery of possession of the Premises to Tenant.

3.	BASE MONTHLY RENT

A.    Commencing on the Base Monthly Rent Commencement Date, Tenant agrees to pay Base Monthly Rent to Landlord, without notice, in advance, on the first day of each calendar month of the Term. In the event such date is other than the first day of a calendar month, then the Base Monthly Rent for said fractional month shall be prorated on the basis of a 30-day month.

B.    Base Monthly Rent for the first Base Monthly Rent paying month of the Lease Term together with estimated NNN Charges for the first month of the Lease Term (initially in the amount of $8,381.77 per month), in the combined amount of $123,767.19, shall be paid by Tenant to Landlord in full upon Tenant’s execution of this Lease.

C.    Base Monthly Rent shall be paid by Tenant to Landlord, without deduction or offset in lawful money of the United States of America, in accordance with such procedures and to such persons and/or places as Landlord may from time to time designate in a notice to Tenant.

D.    In addition to the Base Monthly Rent, Tenant shall pay to Landlord all charges and other amounts required under this Lease (herein called “Additional Rent”), including, without limitation, Additional Rent resulting from Expenses and Real Estate Taxes pursuant to the provisions of Article 4 hereof. All such Additional Rent shall be payable to Landlord at the place where the Base Monthly Rent is payable and Landlord shall have the same remedies for a default in the payment of Additional Rent as for a default in the payment of Base Monthly Rental. All sums payable by Tenant under this Lease are collectively referred to as “Rent”.

4.	ADDITIONAL RENT FOR EXPENSES AND REAL ESTATE TAXES

A.    For purposes of this Article 4, the following terms shall have the meanings hereinafter set forth:

(1)    “Tenant’s Share” shall mean the percentage figure so specified in the Basic Lease Information, which is 100%.

(2)    “Tax Year” shall mean each twelve (12) month consecutive period commencing January 1st of each year during the Term, including any partial years during which the Lease may commence or end.

(3)    “Real Estate Taxes” shall mean all taxes, assessments and charges levied upon or with respect to the Premises and any personal property of Landlord used in the operation thereof, or Landlord’s interest in the Premises and such personal property. Real Estate Taxes shall include, without limitation, all general real property taxes and general and special assessments, supplemental assessments which may result from changes in ownership or completion of new construction; escape assessments, charges, fees or assessments for transit, housing, police, fire, improvement districts, or other governmental services or purported benefits to the Premises, service payments in lieu of taxes, and any tax, fee or excise on the act of entering into this Lease or any other lease of space in the Premises, or on the use or occupancy of the Premises or any part thereof, or on the gross rentals or receipts derived therefrom, or in connection with the business of renting space in the Premises, that are now or hereafter levied or assessed against Landlord by the United States of America, the State of California, the City and County of San Francisco, or any political subdivision, public corporation, district or other political or public entity, and shall also include any other tax, fee or other excise, however described, that may be levied or assessed as a substitute for, or as an addition to, in whole or in part, any other Real Estate Taxes, whether or not now customary or in the contemplation of the parties on the date of this Lease. Real Estate Taxes shall not include, and Landlord shall pay, any franchise, transfer, inheritance or capital stock taxes or income taxes measured by the net income of Landlord from all sources, unless, due to a change in the method of taxation, any of such taxes is levied or assessed against Landlord as a substitute for, or as an addition to, in whole or in part, any other tax that would otherwise constitute a Real Estate Tax. Real Estate Taxes shall also include reasonable legal fees, costs and disbursements incurred in connection with proceedings by Landlord to contest, determine or reduce Real Estate Taxes.

(4)    “Expense Year” shall mean each twelve (12) month consecutive period commencing January 1st of each year during the Term, including any partial years during which the Lease may commence or end.

(5)    “Expenses” shall mean the total costs and expenses not otherwise payable by Tenant pursuant to this Lease and paid or incurred by Landlord in connection with the management, operation, maintenance and repair of the Premises, including, without limitation wages, salaries and other labor costs, including taxes, insurance, retirement, medical and other employee benefits, and fees, charges and other costs, and including commercially reasonable management fees (further described below), consulting fees, legal fees and accounting and audit fees, of all independent contractors engaged by Landlord or reasonably charged by Landlord if Landlord performs management services in connection with the Building; it being agreed that this Lease is intended to be a NNN lease and, except as expressly provided in this Lease, Landlord is to receive the Rent payable hereunder without incurring any costs or expenses related to the operation, maintenance or repair of the Premises. Expenses related to insurance shall include the total costs and expenses paid or incurred by Landlord in connection with the cost of fire, extended coverage, boiler, sprinkler, commercial general liability, property damage, rental interruption, earthquake and other insurance covering the Premises together with any deductibles charged to or paid by Landlord. However, for the purposes of inclusion in Expenses, any deductible under Landlord’s earthquake insurance policy in excess of $150,000 shall be treated in the same manner as capital items described in clause (1) and clause (2) below, with an assumed useful life/amortization period of ten (10) years). Expenses will include (1) the cost of any capital improvements, capital repairs or capital replacements made by Landlord to the Building or capital assets acquired by Landlord required under any Applicable Laws or insurance requirements, such cost or allocable portion to be amortized over the useful life thereof as reasonably determined by Landlord, together with interest on the unamortized balance at a commercially reasonable rate per annum; and (2) the cost of any capital improvements, capital repairs or capital replacements made by Landlord to the Building, or that are intended for the primary purpose of reducing other Expenses, such cost or allocable portion thereof to be amortized (together with interest as described above) over the useful life thereof as reasonably determined by Landlord (except that Landlord may include as an Expense in any calendar year a portion of the cost of such a capital improvement or capital asset equal to Landlord’s estimate of the amount of the reduction of other Expenses in such year resulting from such capital item).

Expenses shall not include the following:

a.    depreciation on the Building;

b.    debt service (except relating to capital expenditures expressly included in Expenses pursuant to this Paragraph 4.A (5));

c.    interest (except as expressly provided in this Paragraph 1(i));

d.    Real Estate Taxes;

e.    attorneys’ fees and expenses incurred in connection with lease negotiations;

f.    the cost of any improvements, repairs, replacements or equipment which would be properly classified as capital expenditures (except for any capital expenditures expressly included in Expenses pursuant to this Paragraph 4.A(5));

g.    real estate brokers’ or other leasing commissions;

h.    repairs or other work occasioned by fire, windstorm or other insured casualty or hazard, to the extent that Landlord shall receive proceeds of such insurance;

i.    Landlord’s general corporate overhead and general and administrative expenses, including costs relating to accounting, payroll, legal and computer services which are partially or totally rendered in locations outside the Building;

j.    salaries of individuals who hold a position which is generally considered to be higher in rank than the position of senior property manager or the chief engineer of the Building;

k.    debt service payments on or related to any indebtedness, including, without limitation, interest, principal, late charges, prepayment fees, attorneys’ fees, the cost of environmental investigations or reports, points, fees and any other lender costs and closing costs on debts or amortization on any mortgage or mortgages or any other debt instrument or on any unsecured debt, any mortgage debt, or ground rents or any other amounts payable under any ground lease;

l.    any costs in excess of $100,000 per year incurred to test, survey, clean up, contain, abate, remove or otherwise remedy any spill or discharge of Hazardous Materials;

m.    costs relating to maintaining Landlord’s existence, either as a corporation, partnership, or other entity, such as trustee’s fees, annual fees, partnership or organization or administration expenses, deed recordation expenses, as well as the operation of the entity which constitutes Landlord, as the same are distinguished from the costs of operation of the Building, as well as partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee, costs of any disputes between Landlord and its employees, disputes of Landlord with Building management or personnel, or outside fees paid in connection with disputes with other tenants; and

n.    amounts paid to any individual or entity affiliated with Landlord (or any of Landlord’s affiliates or related entities), to the extent the same materially exceed the arms-length competitive prices paid in San Francisco for similar services or goods provided by unaffiliated entities or individuals of similar skill and experience.

Notwithstanding the foregoing, if the Premises are managed by Landlord or an affiliate of Landlord, property management fees shall be subject to a limitation of 3% of gross Building revenues.

B.    Tenant shall pay to Landlord as Additional Rent one twelfth (1/12th) of Tenant’s Share of Real Estate Taxes of each Tax Year on or before the first day of each month during such Tax Year, in advance, in an amount estimated by Landlord and billed by Landlord to Tenant; provided that Landlord shall have the right initially to determine monthly estimates and to reasonably revise such estimates from time to time. With reasonable promptness after the expiration of any Tax Year, Landlord shall furnish Tenant with a statement (herein called “Landlord’s Tax Statement”) setting forth the amount of Real Estate Taxes for such Tax Year, and Tenant’s Share, if any, of Real Estate Taxes. Landlord’s Tax Statement will be accompanied by true and correct copies of any invoices received from the applicable taxing authority. If the actual Real Estate Taxes for such Tax Year exceed the estimated Real Estate Taxes paid by Tenant for such Tax Year, Tenant shall pay to Landlord the difference between the amount paid by Tenant and the actual Real Estate Taxes within thirty (30) days after the receipt of Landlord’s Tax Statement, and if the total amount paid by Tenant for any such Tax Year shall exceed the actual Real Estate Taxes for such Tax Year, such excess shall be credited against the next installment of Real Estate Taxes due from Tenant to Landlord hereunder or, if this Lease shall expire prior to the full application of any such credit, the remainder shall be reimbursed to Tenant within thirty (30) days following the date of expiration of this Lease.

C.    Tenant shall pay to Landlord as Additional Rent one-twelfth (1/12th) of Tenant’s Share of Expenses for each Expense Year on or before the first day of each month of such Expense Year, in advance, in an amount estimated by Landlord and billed by Landlord to Tenant; provided that Landlord shall have the right initially to determine monthly estimates and to revise such estimates from time to time. With reasonable promptness after the expiration of each Expense Year, Landlord shall furnish Tenant with a statement (herein called “Landlord’s Expense Statement”), setting forth in reasonable detail the Expenses for the Expense Year, and Tenant’s Share, it any, of Expenses. If the actual Expenses for such Expense Year exceed the estimated Expenses paid by Tenant for such Expense Year, Tenant shall pay to Landlord the difference between the amount paid by Tenant and the actual Expenses within thirty (30) days after the receipt of Landlord’s Expense Statement, and if the total amount paid by Tenant for any such Expense Year shall exceed the Expenses for such Expense Year, such excess shall be credited against the next installment of the estimated Expenses due from Tenant to Landlord hereunder or, if this Lease shall expire prior to the full application of any such credit, the remainder shall be reimbursed to Tenant within thirty (30) days following the date of expiration of this Lease.

D.    If the Expiration Date of the Term shall occur on a date other than the end of a Tax Year or Expense Year, Tenant’s Share of Taxes and Expenses for the Tax Year and the Expense Year in which the Expiration Date falls shall be in the proportion that the number of days from and including the first day of the Tax Year or Expense Year in which the Expiration Date occurs to and including the Expiration Date bears to 360; provided, however, Landlord may, pending the determination of the amount of Real Estate Taxes and Expenses for such partial Tax Year and Expense Year, furnish Tenant with statements of estimated Taxes, estimated Expenses, and Tenant’s Share of each thereof for such partial Tax Year and Expense Year. Within thirty (30) days after receipt of such estimated statement, Tenant shall remit to Landlord, as Additional Rent, the amount of Tenant’s Share of such Real Estate Taxes and Expenses. If, after such Real Estate Taxes and such Expenses have been finally determined and Landlord’s Tax Statement and Landlord’s Expense Statement have been furnished to Tenant, there shall have been an underpayment of Tenant’s Share of Real Estate Taxes or Expenses, Tenant shall remit the amount of such underpayment to Landlord within thirty (30) days of receipt of such statements, and if there shall have been an overpayment, Landlord shall remit the amount of any such overpayment to Tenant.

E.    Books and Records. Landlord shall maintain adequate records of Expenses and Real Estate Taxes in accordance with its standard accounting principles. Any statements provided by Landlord in connection with Tenant’s Share thereof shall be final and binding on Tenant unless Tenant, within one hundred eighty (180) days of its receipt thereof, shall contest any item therein by giving written notice to Landlord, specifying each item contested and the reasons therefore. In such event, Landlord and Tenant shall endeavor in good faith to promptly resolve any disagreement set forth in Tenant’s notice provided that Tenant shall not withhold payment of any contested or disputed item.

5.	SECURITY DEPOSIT; LATE CHARGE

Tenant shall deliver to Landlord the Security Deposit specified in the Basic Lease Information to secure the faithful performance by Tenant of all of the terms, covenants, and conditions of this Lease to be kept and performed by Tenant during the Term. The Security Deposit shall not be considered to be held in trust, and Landlord shall not be required to segregate the Security Deposit from its other funds or pay interest or any other return on such Security Deposit. If the Security Deposit is in the form of a letter of credit, Tenant shall deliver to Landlord an irrevocable unconditional sight letter of credit from a national banking association or other bank acceptable to Landlord. Said letter of credit shall (i) be in a form acceptable to Landlord, (ii) shall be in the amount specified in the Basic Lease Information, (iii) shall have an expiration date of no earlier than 6 months following the scheduled expiration date of the Lease Term, (iv) shall provide that it may be drawn upon at any time by Landlord upon Landlord’s written notification to the issuer that Tenant has failed to make any Rent payment when due hereunder or is otherwise in default under this Lease (notwithstanding any notice or cure right that may be available to Tenant under the Lease or applicable law) or that Tenant is insolvent, and (v) shall specifically provide that Landlord may make partial draws at its option and that the issuer shall honor any request by Landlord without notification to Tenant and without obtaining Tenant’s prior approval or consent. Landlord’s right to draw upon said letter of credit shall be unaffected (i) by any, insolvency, bankruptcy or similar act or proceeding by or against Tenant, or (ii) by any rejection of this Lease or termination of Tenant’s obligations hereunder by reason of bankruptcy or otherwise. Tenant hereby acknowledges that said letter of credit and the proceeds therefrom shall not constitute a security deposit under Section 1950.7 of the California Civil Code and Tenant expressly waives any rights it may have under said Section 1950.7. Landlord shall have the right (but not the obligation) at any time or times to apply said Security Deposit, or any portion thereof, to any Rent or other sums payable by Tenant under this Lease. If Landlord elects to make such application, Landlord shall deliver notice to Tenant of the nature and amount so applied, and Tenant shall then be obligated to deposit with Landlord an amount sufficient to replace the amount so applied in order to return such funds to an amount equal to the original amount of the Security Deposit. If Tenant fails to make such deposit within ten (10) days after Landlord has given such notice, Landlord at its option may resort to any or all remedies available to it for the nonpayment of Rent. Following the termination of the Term of this Lease or, if Tenant has held over beyond such termination, following the end of any period Tenant has so held over, provided Tenant has vacated the Premises and fully performed all of its obligations hereunder, Landlord shall return to Tenant the Security Deposit, or such portion thereof then held by Landlord, after any and all applications have been made by Landlord on account of Tenant’s breach or default hereunder; provided, however, any such return shall not be construed as an admission by Landlord that Tenant has performed all of its obligations hereunder. It is specifically understood that Tenant shall have no right at any time to apply said Security Deposit, or any portion thereof, to any of its Rent obligations (including its last month’s Rent) or to any other sums due and payable by Tenant under this Lease. No beneficiary, mortgagee, secured party, or other holder of any encumbrance (hereinafter, “lender”), nor any purchaser at any judicial or private foreclosure sale of the Building, shall ever be responsible to Tenant for its Security Deposit unless the lender or purchaser shall have actually received the same.

Tenant hereby acknowledges that late payment by Tenant to Landlord of Rent or other sums due hereunder will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which would be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges, and late charges which may be imposed upon Landlord. Accordingly, if any installment of Base Monthly Rent or any other sum due from Tenant shall not be received by Landlord within three (3) days after said amount is due, Tenant shall pay to Landlord, in addition to any other sums payable hereunder, a late charge of seven percent (7%) of the amount due, plus any attorneys’ fees incurred by Landlord by reason of Tenant’s failure to pay Base Monthly Rent and/or other charges when due hereunder, and together with interest at the maximum rate of interest allowed by law from the date due until paid. The parties hereby agree that such late charge represents a fair and reasonable estimate of the costs which Landlord will incur by reason of the late payment by Tenant. Acceptance of such late charges by the Landlord shall in no event constitute a waiver of Tenant’s default with respect to any such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted hereunder. Notwithstanding the foregoing, with respect to the first (1st) such non-payment in any calendar year, Landlord will not impose such late charge unless and until Tenant has failed to timely pay the applicable past-due amount hereunder within three (3) business days following notice of non-payment from Landlord.

6.	USE OF PREMISES

The Premises shall be used for the Purpose specified in the Basic Lease Information and for no other purposes without the prior written consent of Landlord, which consent Landlord may withhold in its sole and absolute discretion.

7.	ALTERATIONS, MECHANICS’ LIENS

A.    Following the completion of Tenant’s Work pursuant to the terms and conditions of the Workletter attached hereto as Exhibit B, Tenant agrees not to make or suffer to be made any alteration, addition or improvement to or of the Premises (hereinafter referred to as “Alterations”), or any part thereof, without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed; provided, however, Tenant will have the right to perform Cosmetic Alterations which cost less than $50,000.00 after prior written notice to Landlord but without the necessity of obtaining Landlord’s consent and no construction management fee (described in Paragraph 7.D below) will apply to such Cosmetic Alterations. Alterations are “Cosmetic Alterations” only if they do not involve or impact any Building HVAC, mechanical, electrical and or plumbing systems or components thereof, are not structural in nature, cannot be seen from the outside of the Premises, and upon Landlord’s written request, will be removed by Tenant, with the restoration of any damage resulting from the installation or removal thereof in accordance with Article 17 below, at the end of the Term. At Tenant’s request at the time the Cosmetic Alteration is made, Landlord shall inform Tenant as to whether it will require the removal of any particular Cosmetic Alteration.

By way of example and without limitation, it shall be reasonable for Landlord to withhold its consent to Alterations which might materially adversely affect the structural portions of the Building or the life-safety, electrical, plumbing, heating, ventilation, air-conditioning, fire-protection, telecommunications or other building systems (collectively, the “Building Systems”). In addition, as a condition of its consent to Alterations hereunder, Landlord may impose any reasonable requirements that Landlord considers desirable, including a requirement that Tenant provide Landlord with reasonable financial assurance that the cost of the Alterations will be paid when due. Landlord acknowledges that Tenant may as part of Tenant’s Work pursuant to the Work Letter or as a subsequent Alteration elect to install solar panels (and associated infrastructure such as cabling and conduit) on the Building rooftop, and agrees that Landlord’s consent to such installation will not be unreasonably withheld, conditioned or delayed; provided that all such work shall be accomplished so as to not adversely impact any roof warranty and Tenant shall be responsible for all damage to the roof and other parts of the Building, and all other adverse consequences Landlord may suffer associated with the installation, use, maintenance and removal of such equipment.

Landlord agrees to respond to any request by Tenant for approval of Alterations which approval is required hereunder within ten (10) business days after delivery of Tenant’s written request; Landlord’s response shall be in writing and, if Landlord withholds its consent, Landlord shall specify in reasonable detail in Landlord’s notice of disapproval, the basis for such disapproval, and the changes which would be required in order to obtain Landlord’s approval. If Landlord fails to notify Tenant of Landlord’s approval or disapproval of any such Plans within such ten (10) Business Day period, Tenant shall have the right to provide Landlord with a second written request for approval (a “Second Request”) that specifically identifies the applicable Plans and contains the following statement in bold and capital letters: “THIS IS A SECOND REQUEST FOR APPROVAL OF PLANS PURSUANT TO THE PROVISIONS OF PARAGRAPH 7(A) OF THE LEASE. IF LANDLORD FAILS TO RESPOND WITHIN FIVE (5) BUSINESS DAYS AFTER RECEIPT OF THIS NOTICE, THEN LANDLORD SHALL BE DEEMED TO HAVE APPROVED THE WORK DESCRIBED HEREIN.” If Landlord fails to respond to such Second Request within five (5) Business Days after receipt by Landlord, the work in question shall be deemed approved by Landlord. If Landlord timely delivers to Tenant notice of Landlord’s disapproval of any plans, Tenant may revise Tenant’s plans to incorporate the changes suggested by Landlord in Landlord’s notice of disapproval, and resubmit such plans to Landlord; in such event, the scope of Landlord’s review of such plans shall be limited to Tenant’s correction of the items in which Landlord had previously objected in writing. Landlord’s review and approval (or deemed approval) of such revised plans shall be governed by the provisions set forth above in this Paragraph 7(A), provided that the time period for Landlord’s review will be five (5) business days. The procedure set out above for approval of Tenant’s plans will also apply to any change, addition or amendment to Tenant’s plans.

Alterations made by Tenant, including without limitation any partitions (movable or otherwise) or floor coverings, shall become a part of the Building and belong to Landlord; provided, however, that equipment, trade fixtures and movable furniture shall remain the property of Tenant. If Landlord consents to the making of any Alterations, the same shall be designed and constructed or installed by Tenant at Tenant’s expense (including expenses incurred in complying with applicable laws).

All Alterations shall be performed only by contractors or mechanics approved by Landlord, which approval shall not be unreasonably withheld; provided that Tenant will not be required to retain union-affiliated contractors for the performance of such work. All Alterations shall be made in accordance with complete and detailed architectural, mechanical and engineering plans and specifications approved in writing by Landlord and shall be designed and diligently constructed in a good and workmanlike manner and in compliance with all applicable laws. The design and construction of any Alterations shall be performed in accordance with Landlord’s applicable rules, regulations and requirements. Tenant shall cause any Alterations to be made in such a manner and at such times so that any such work shall not disrupt or interfere with the use or occupancy of other tenants or occupants of adjacent buildings. Under no circumstances shall Landlord be liable to Tenant for any damage, loss, cost or expense incurred by Tenant on account of Tenant’s plans and specifications, Tenant’s contractors or subcontractors, design of any work, construction of any work, or delay in completion of any work.

B.    Subsequent to obtaining Landlord’s consent and prior to commencement of the Alterations, Tenant shall deliver to Landlord (i) any building or other permit required by applicable laws in connection with the Alterations; and (ii) a copy of the executed construction contract(s). In addition, Tenant shall require its general contractor and all subcontractors to carry and maintain the following insurance at no expense to Landlord, and Tenant shall furnish Landlord with satisfactory evidence thereof prior to the commencement of construction: (A) Commercial General Liability Insurance with limits of not less than $3,000,000 combined single limit for bodily injury and property damage, including personal injury and death, and Contractor’s Protective Liability, and Products and Completed Operations Coverage in an amount not less than $500,000 per incident, $1,000,000 in the aggregate; (B) Comprehensive automobile liability insurance with a policy limit of not less than $1,000,000 each accident for bodily injury and property damage, providing coverage at least as broad as the Insurance Services Office (ISO) Business Auto Coverage form covering Automobile Liability, code 1 “any auto”, and insuring against all loss in connection with the ownership, maintenance and operation of automotive equipment that is owned, hired or non-owned; (C) Worker’s Compensation with statutory limits and Employer’s Liability Insurance with limits of not less than $100,000 per accident, $500,000 aggregate disease coverage and $100,000 disease coverage per employee; and (D) “Builder’s All Risk” insurance in an amount reasonably approved by Landlord covering the Alterations, including such extended coverage endorsements as may be reasonably required by Landlord, it being understood and agreed that the Alterations shall be insured by Tenant pursuant to the terms of this Lease immediately upon completion thereof. All such insurance policies (except Workers’ Compensation insurance) shall be endorsed to add Landlord, the holder of any mortgage covering the Building and Landlord’s designated agents as additional insureds with respect to liability arising out of work performed by or for Tenant’s general contractor, to specify that such insurance is primary and that any insurance or self-insurance maintained by Landlord shall not contribute with it, and to provide that the insurer will endeavor to provide Landlord with at least thirty (30) days prior written notice of any cancellation of a policy (ten (10) business days in the case of non-payment); however, Landlord acknowledges that the majority of American insurers currently are unwilling to provide notice to third parties (such as Landlord) of policy cancellation and agrees that if Tenant’s insurer is similarly unwilling to provide such notice to Landlord, then Tenant’s obligation pursuant to the provisions of this sentence shall be to promptly provide Landlord notice of Tenant’s receipt of any notice of cancellation from Tenant’s insurer. Landlord may inspect the original policies of such insurance coverage or require complete certified copies at any time. Tenant’s general contractor shall furnish Landlord the same evidence of insurance for its subcontractors as required of Tenant’s general contractor.

C.    Landlord shall have the right (but not an obligation) to inspect the construction work during the progress thereof, and to require corrections of faulty construction or any material deviation from the plans for such Alterations as approved by Landlord; provided, however, that no such inspection shall be deemed to create any liability on the part of Landlord, or constitute a representation by Landlord or any person hired to perform such inspection that the work so inspected conforms with such plans or complies with any applicable laws, and no such inspection shall give rise to a waiver of, or estoppel with respect to, Landlord’s continuing right at any time or from time to time to require the correction of any faulty work or any material deviation from such plans. Promptly following completion of any Alterations, Tenant shall (i) furnish to Landlord “as-built” plans therefore, (ii) cause a timely notice of completion to be recorded in the Office of the Recorder of the County in which the Building is located in accordance with Civil Code Section 3093 or any successor statute, and (iii) deliver to Landlord evidence of full payment and unconditional final waivers of all liens for labor, services, or materials. All trash or surplus materials which may accumulate in connection with Tenant’s construction activities shall be removed by Tenant at its own expense from the Premises and the Building. The parties expressly acknowledge that Tenant may construct a modular clean room within the Premises and that Tenant may, at Tenant’s option, remove such clean room at the expiration or sooner termination of this Lease.

D    Tenant shall pay to Landlord a fee in the amount of six percent (6%) of the hard cost of the Alterations for its review of plans and oversight (but not management) of the progress of the work (not to exceed, however, $25,000.00 per project) and shall reimburse Landlord for all reasonable out of pocket charges in excess of one percent (1%) of the hard cost of the Alterations incurred by Landlord; including but not limited to costs incurred for peer review and for oversight by Landlord’s architect and consultants.

E.    The fee applicable to the initial Tenant’s Work is separate and is described in the Workletter. All sums due to Tenant’s contractors, if paid by Landlord due to Tenant’s failure to pay such sums when due, shall bear interest payable to Landlord at the maximum interest rate permitted by law until fully paid.

F.    With respect to any Alterations proposed to be constructed by Tenant (inclusive of Tenant’s Work constructed by Tenant pursuant to the Workletter), Landlord shall at Tenant’s request, by written notice delivered to Tenant concurrently with Landlord’s approval of such Alterations, specify which Specialty Alterations (as defined below) Tenant will be required to remove at the expiration or sooner termination of this Lease. Landlord shall have no right to require the removal or restoration of any Alterations or Tenant’s Work which do not constitute Specialty Alterations. Additionally, Landlord agrees that Tenant shall not be required (but may elect) to remove or restore the clean room to be constructed by Tenant within the Premises, provided that Tenant will have the obligation to decommission the clean room and remove all Hazardous Materials (defined in Section 9.C below) from such clean room prior to the expiration or sooner termination of this Lease. Further, attached hereto as Exhibit D are conceptual plans for Tenant’s Work, representing Tenant’s current (as of the date of this Lease) anticipated Tenant’s Work; Landlord agrees that Landlord will not require the removal or the restoration of any improvements described in Exhibit D if the same are constructed substantially in accordance with Exhibit D.

As used herein, “Specialty Alterations” shall mean any Alteration or Tenant’s Work that is not a normal and customary office/industrial improvement, including, improvements which (i) consist of the installation of a raised flooring system, or (ii) consist of the installation of a vault or other similar device or system intended to secure the Premises or a portion thereof in a manner that exceeds the level of security necessary for ordinary office/industrial space, or (iii) involve material atypical plumbing connections (such as saunas, or steam rooms; but not showers [the parties acknowledge that as of the date of this Lease, the Premises includes shower facilities which Tenant may elect to expand] or restrooms or kitchen units).

G.    On the Expiration Date or any earlier termination of this Lease, Tenant shall remove or pay Landlord the reasonably estimated cost of removing any Alterations that were not approved by Landlord, or that constitute Specialty Alterations other than those that Landlord agreed need not be removed, or that are otherwise required to be removed pursuant to this Article 7, and restore the Premises to their configuration and condition before such Alterations were made subject to normal wear and tear, and repair in accordance with Article 17 below any damage to the Premises caused by such removal. Tenant shall use a general contractor reasonably approved by Landlord for such removal and repair. In the event Tenant fails to complete such removal and restoration work by the Expiration Date, Rent shall continue to be paid by Tenant following the Expiration Date until such work is completed.

H.    Tenant agrees to keep the Premises and the Building free from any liens arising out of any work performed, materials furnished or obligations incurred by Tenant. Tenant shall promptly and fully pay and discharge all claims on which any such lien could be based. In the event that Tenant does not, within twenty (20) business days following notice to Tenant of the recording of notice of any such lien, cause the same to be released of record (or bonded over), Landlord shall have, in addition to all other remedies provided herein and by law, the right, but not the obligation, to cause the same to be released by such means as it shall deem proper, including payment of the claim giving rise to such lien. All sums paid by Landlord for such purpose, and all expenses incurred by it in connection therewith, shall be payable to Landlord by Tenant, as additional Rent, on demand, together with interest at the Interest Rate from the date such expenses are incurred by Landlord to the date of the payment thereof by Tenant to Landlord. Landlord shall have the right at all times to post and keep posted on the Premises any notices permitted or required by law, or which Landlord shall deem proper for the protection of Landlord, the Premises, and the Building, from mechanic’s, materialmen’s and other liens. Tenant shall give Landlord at least twenty (20) days’ prior written notice of the date of commencement of any construction on the Premises in order to permit the posting of such notices.

I.    Subject to Landlord’s prior written approval of plans therefore (not to be unreasonably withheld), Tenant shall have the right to use a portion of the Premises for the operation of, and include in

Tenant’s Work (or subsequent Alterations) the construction of, a kitchen/cooking facility (including a gas or electric cooking range) for Tenant’s employees and guests, provided that Tenant shall be responsible, at its sole cost and expense (subject to the application of the Landlord’s TI Contribution), for obtaining all applicable permits, licenses and governmental approvals necessary for the use of the Premises for such kitchen/cooking facility uses (including, without limitation, any necessary approvals from the applicable health and/or fire departments, permits required in connection with any venting or other air-removal/circulation system, and any required fire-suppression systems), copies of which shall be delivered to Landlord prior to Tenant’s installation of any alterations in the Premises in connection with such kitchen/cooking facility uses.

8.	WORK TO BE PERFORMED BY LANDLORD

Landlord shall not be required to perform any work or make any improvements in or about the Premises or the Building of any type or nature in connection with the preparation of the Premises for Tenant’s use or occupancy except as set forth in the Workletter attached to this Lease as Exhibit B.

9.	RESTRICTIONS ON USE

A.    No use shall be made or permitted to be made of the Premises, nor acts done, that will1 cause a cancellation of any insurance policy covering the Building or any part thereof, nor shall Tenant sell, or permit to be kept, used, or sold in, on or about the Premises or the Building, any illegal substance or any article that may be prohibited by the standard form of fire insurance policy. Tenant shall, at its sole cost and expense, comply with any and all requirements pertaining to the Premises and/or Tenant’s use thereof, made by any insurance organization or company providing fire and commercial general liability insurance covering the Building.

B.    Tenant shall not use or allow the Premises or any part of the Building to be used for any unlawful, or reasonably objectionable purposes. Without limiting the generality of the foregoing, Tenant not use or permit the usage of any illegal drug or substance and shall not make or permit any unreasonable or unnecessary noises or odors in or upon the Premises or the Building. Tenant shall not commit, or suffer to be committed, any waste upon the Premises or any nuisance (public or private) or other act or thing of any kind or nature whatsoever that may disturb the quiet enjoyment or cause unreasonable annoyance of any other tenant or occupant of adjacent buildings. The provisions of this paragraph are for the benefit of Landlord only and are not, and shall not be construed to be, for the benefit of any third party. Landlord expressly acknowledges, however, that as part of Tenant’s use of the Premises Tenant my routinely drive motor vehicles such as cars and trucks into the Premises for the purposes of installing and/or testing Tenant’s products and that such usage, if carried out responsibly, will not be deemed to violate the terms of this Lease, inclusive of the terms of Paragraph 9.C below.

C.    Tenant shall comply with all Environmental Laws pertaining to and shall not engage in any activity involving, nor bring upon the Premises or the Building, any Hazardous Materials (except for immaterial amounts of Hazardous Materials incidental to the permitted use (e.g. copier toner, cleaning supplies and incidental amounts of motor oil and automotive related products) and which are used in strict compliance with applicable law and any rules and regulations promulgated by Landlord) without the express prior written consent of Landlord. For the purpose of this Lease, “Hazardous Materials” shall be defined, collectively, as any and all substances, chemicals, wastes, sewage or other materials that are now or hereafter regulated, controlled or prohibited by any local, state or federal law or regulation requiring removal, warning or restrictions on the use, generation, disposal or transportation thereof including, without limitation, (a) any substance defined as a “hazardous substance”, “hazardous material”, “hazardous waste”, “toxic substance”, or “air pollutant” in the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. 9601, et seq., the Hazardous Materials Transportation Act, 49 U.S.C. 1801, et seq., the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. 6901, et seq., the Federal Water Pollution Control Act (“FWPCA”), 33 U.S.C. 1251 et seq., the Clean Air Act (“CAA”), 42 U.S.C. 7401 et seq., or the Toxic Substances Control Act (“TSCA”), 15 U.S.C. 2601, et seq., all as previously amended and amended hereafter; and (b) any hazardous substance, hazardous waste, toxic substance, toxic waste, air pollutant, hazardous material, waste, chemical, or compound described in any other federal, state, or local statute, ordinance, code, rule, regulation, order, decree or other law now or at any time hereafter in effect regulating, relating to or imposing liability or standards of conduct concerning any hazardous, toxic, or dangerous substance, chemical, material, compound or waste. As used herein, the term Hazardous Materials also means and includes, without limitation, asbestos; flammable, explosive or radioactive materials; gasoline or gasoline additives; oil; motor oil (except as described above); waste oil; petroleum (including, without limitation, crude oil or any component thereof); petroleum-based products; paints and solvents; lead; cyanide; DDT; printing inks; acids; pesticides; ammonium compounds; polychlorinated biphenyls; and other regulated chemical products. The statutes, regulations, court and administrative agency decisions, and other laws now or at any time hereafter in effect that govern or regulate Hazardous Materials are herein collectively referred to as “Environmental Laws”. In connection therewith, Tenant shall indemnify, defend and hold Landlord harmless from and against any and all losses, damages, liabilities, judgments, costs, claims, expenses, penalties, permits, and attorneys’ and consultant’s fees arising out of or involving any Hazardous Materials brought onto the Premises or used in the Premises following the delivery of possession of the Premises by Landlord to Tenant by any person whatsoever, other than Landlord, its agents, employees independent contractors or invitees, or brought onto the Building or used therein by Tenant, its agents, employees, independent contractors or invitees. Tenant’s obligations under this Paragraph shall include, but not be limited to, the effects of any contamination or injury to person, property or the environment and the cost of investigation, removal, remediation, restoration and/or abatement thereof, and shall survive the expiration or earlier termination of this Lease. Tenant further acknowledges that it is aware of the fact that the Building may contain Hazardous Materials and that a report and/or other information pertaining thereto may be available for Tenant’s review at the office of the Building. Tenant shall comply with all Environmental Laws as well as rules and regulations reasonably promulgated from time to time by Landlord relating to the use and disposal of any asbestos containing materials and lead based paint which may be present. Tenant’s indemnification hereunder shall include, but is not limited to, any claimed injury or death to Tenant or its agents, employees or independent contractors related to exposure to Hazardous Materials. In no event, however will Tenant be responsible for any losses, costs, claims, liabilities or damages arising out of or in connection with any Hazardous Materials present at any time on or about the Premises or the Building, or the soils, ground water or surface water thereof, or the violation of any environmental laws, except to the extent that any of the foregoing actually results from the release or disposal of Hazardous Materials by Tenant, its agents, employees, contractors, invitees, sublessee or assigns in violation of applicable environmental laws. Notwithstanding the foregoing, Tenant’s obligations hereunder, including without limitation, Tenant’s indemnity obligations, shall not apply to Hazardous Materials located on, under or about the Building as of date of this Lease, unless and to the extent that Tenant’s activity exacerbate the effects of such Hazardous Materials or require their removal or other remediation. However, in no event will Tenant be responsible for losses, costs, claims, liabilities or damages arising out of or in connection with any Hazardous Materials present at any time on or about the Premises or the Building, or the soils, ground water or surface water thereof, or the violation of any environmental laws, except to the extent that any of the foregoing actually results from the release or disposal of Hazardous Materials by Tenant, its agents, employees, contractors, invitees, sublessees or assigns in violation of applicable Environmental Laws. Landlord shall remain solely responsible for any costs, and will indemnify, defend, protect and hold Tenant harmless from and against any and all loss, cost, damage or liability, arising out of the presence, as of the date of this Lease, of any such Hazardous Materials.

10.	COMPLIANCE WITH LAW

Tenant shall, at its sole cost and expense, promptly comply with all laws pertaining to the Premises or Tenant’s use or occupancy thereof, and shall faithfully observe all laws applicable to the Premises and the Building and Tenant’s use and occupancy thereof and all requirements of any board of fire underwriters or other similar body now or hereafter constituted related to or affecting the condition, use, or occupancy of the Premises and the Building. Tenant, at its sole cost and expense, shall promptly perform all work to the Premises or other portions of the Building required to effect such compliance. The judgment of any court of competent jurisdiction, or the admission of Tenant in any action or proceeding against Tenant, whether or not Landlord is a party thereto, that Tenant has violated any law pertaining to the Premises or the Building shall be conclusive of that fact as between Landlord and Tenant. Without limiting the generality of the foregoing, the duties of Tenant under this provision shall include the making of all such alterations of the Premises and the Building as may be required by law by reason of Tenant’s use of the Premises, occasioned by reason of the failure of Tenant to effect repairs, maintenance, replacement or cleaning of the Premises as required under this Lease, or required by reason of Tenant’s alteration of the Premises, Tenant’s particular employees or employment practices, and/or the construction of the initial improvements to the Premises.

11.	INDEMNITY AND EXCULPATION

As a material part of the consideration for this Lease, Tenant hereby agrees that Landlord, Landlord’s agents, employees and property manager, and any lender holding a mortgage or deed of trust covering the Premises shall not be liable to Tenant or any other party for any damage to Tenant or damage, theft or vandalism to Tenant’s property, or the property of Tenant’s employees, agents, independent contractors and/or invitees, and Tenant agrees to indemnify, defend and hold Landlord and its lender harmless from and against any claims pertaining thereto. Tenant further agrees to indemnify Landlord, Landlord’s agents, employees and property manager, and any such lender and defend and hold them harmless from and against all claims, damages, liabilities, causes of action, costs, and expenses (including attorneys’ fees) arising out of any injury to person or damage to property occurring in, on, or about the Premises from any cause whatsoever following Landlord’s delivery of exclusive possession of the Premises to Tenant, and regardless of any claimed negligence on the part of Landlord, its agents, employees or property manager, provided, however, that Tenant’s indemnify obligations set forth herein will not extend to any such claims, damages, liabilities, causes of action, costs or expenses arising out of the gross negligence or willful misconduct of Landlord, its agents, employees or property manager. Tenant’s obligation under this paragraph to indemnify, defend and hold Landlord, its agents, employees and property manager and any such lender harmless shall not be limited to the amount of available insurance proceeds, but rather shall extend to the full amount of the claim.

12.	INSURANCE

A.    Commercial General Liability and Property Damage Insurance. Tenant at its sole cost and expense shall maintain during the entire Term (including any additional period that Tenant shall have possession of or otherwise occupy or conduct activities in or about the Premises whether before or after the Term) Commercial General Liability insurance in an amount not less than $1,000,000 per occurrence combined single limit for bodily injury and property damage and $2,000,000 general aggregate, together with Umbrella/Excess Liability insurance in the minimum amount of $3,000,000 combined single limit covering both bodily injury and property damage. Such policies shall be written on an occurrence basis, per form ISO CG 00 01 (12/07) or equivalent, covering bodily injury, property damage and personal injury losses, and shall include blanket contractual liability, independent contractor’s coverage, completed operations, products liability, and severability of interests, insuring against all liability of Tenant and Landlord and their authorized representatives arising out of and in connection with Tenant’s use or occupancy of the Premises and the Building (subject to industry-standard exceptions and exclusions), and insuring Tenant and Landlord from legal liability for damage to person or property, however arising (subject to industry-standard exceptions and exclusions). Landlord and such other parties as Landlord may reasonably designate from time to time shall be named as additional insureds under such policy or policies, and the policy or policies shall be primary insurance insofar as Landlord is concerned, and shall be non-contributing to any other insurance carried by Landlord. Not more frequently than every three years, if, in the reasonable opinion of Landlord’s lender or of the insurance broker retained by Landlord, the amount of Commercial General Liability Insurance and/or property damage insurance coverage at that time is not adequate, Tenant shall increase the insurance coverage as reasonably required by either said lender or insurance broker; provided, that any such increased coverage is reasonably commensurate with the levels of insurance coverage then being required by owners of Comparison Buildings (defined in Paragraph 34.B).

B.    Workers’ Compensation and Employer’s Liability Insurance. Tenant at its sole cost and expense shall also carry and maintain in full force and effect during the entire Term hereof (and during any additional period that Tenant shall have possession of or otherwise occupy or conduct activities in or about the Premises whether before or after the Term) Workers’ Compensation Insurance as may be required by law together with Employer’s Liability Insurance with a limit not less than $1,000,000 Bodily Injury Each Accident; $1,000,000 Bodily Injury By Disease - Each Person; and $1,000,000 Bodily Injury By Disease - Policy Limit.

C.    Personal Property Insurance. Tenant at its sole cost and expense shall also carry and maintain in full force and effect during the entire Term hereof (and during any additional period that Tenant shall have possession of or otherwise occupy or conduct activities in, on or about the Premises whether before or after the Term) property insurance on “Special Form Causes of Loss” basis, per ISO form CP 10 30 (06/07) or equivalent, covering Tenant’s equipment, furniture, fixtures and other personal property located on the Premises in an amount equal to 100% of the full replacement cost thereof and including an Agreed Amount endorsement waiving coinsurance.

D.    Builder’s Risk Insurance. If Tenant shall at any time make any alterations of the Premises, while performing such work Tenant shall, at its sole cost and expense, shall carry “All-Risk” builder’s risk insurance, completed value form, in an amount reasonably satisfactory to Landlord.

E.    Automobile Liability Insurance. Tenant at its sole cost and expense shall also carry and maintain in full force and effect during the entire Term hereof (and during any additional period that Tenant shall have possession of or otherwise occupy or conduct activities in, on or about the Premises whether before or after the Term) at any time when Tenant owns any motor vehicles, primary automobile liability insurance with limits of not less than $1,000,000 per occurrence covering owned, hired and non-owned vehicles used by Tenant.

F.    Business Interruption Insurance. Tenant at its sole cost and expense shall also carry and maintain in full force and effect during the entire Term hereof (and during any additional period that Tenant shall have possession of or otherwise occupy or conduct activities in, on or about the Premises whether before or after the Term) business interruption insurance in such amount as will reimburse Tenant for direct or indirect loss of earnings attributable to all perils insured against by the property insurance described above for a period of not less than twelve (12) months.

G.    Liquor Liability Insurance If the Tenant is in the business of manufacturing, selling, serving, furnishing or distributing alcoholic beverages from the Premises, Tenant at its sole cost and expense shall carry liquor liability insurance with liability limits of not less than Five Million Dollars ($5,000,000).

H.    Other Insurance Matters.

All the insurance required under this Lease shall:

(1)    be issued by insurance companies licensed and authorized to do business in the State of California, with a “General Policyholders Rating” of at least an A-, VIII as set forth in the most recent edition of Best’s Insurance Guide.

(2)    contain a provision stating that the insurer shall endeavor to provide at least thirty (30) days written notice to Landlord prior to any cancellation of such policy, and additionally Tenant covenants and agrees to provide such notice to Landlord (provided, however, that Landlord acknowledges that, as of the Lease Date, a majority of United States insurers will not agree to provide third parties (such as Landlord) notice of cancellation, and agrees that if Tenant’s insurer is similarly unwilling to provide notice to Landlord of the policy cancellation, Tenant’s obligation pursuant to the provisions of this clause (2) shall be to promptly give Landlord notice of Tenant’s receipt of any notice of cancellation from Tenant’s insurer).

(3)    be renewed not less than five (5) days before expiration of the term of the policy.

Each policy of insurance required under this Lease, or a certificate of the policy, together with evidence of payment of premiums, shall be deposited with Landlord prior to delivery and/or admittance of Tenant to the Premises, and on each renewal of the policy.

In the event Tenant fails, at any time during the Term, to keep said insurance in full force and effect, Landlord may pay the necessary premiums therefore and the repayment thereof, plus an administrative surcharge of ten percent (10%), shall be deemed to be a part of the Rent due hereunder, payable as such on the next date upon which Base Monthly Rental becomes due.

I.    Landlord’s Insurance. At all times during the Lease Term, Landlord will maintain property damage insurance covering the Building, providing protection against any peril included within the classification “All Risk” or “Special Form” inclusive of standard fire and extended coverage insurance, including endorsements against vandalism, malicious mischief and other perils, all in amounts not less than one hundred percent (100%) of their full replacement cost. Landlord’s policy shall contain at least twelve (12) months of “rental income loss” coverage payable in instances in which Tenant is entitled to Rent abatement hereunder, and shall include (i) an “extended coverage” endorsement, (ii) a “building laws” and/or “law and ordinance” coverage endorsement that covers “costs of demolition,” “increased costs of construction” due to changes in building codes and “contingent liability” with respect to undamaged portions of the Building, and (iii) an “earthquake sprinkler leakage” endorsement. The cost of such insurance and such other insurance as may be maintained by Landlord shall be included in Expenses.

J.    Waiver of Subrogation. Notwithstanding any other provision of this Lease to the contrary, Landlord and Tenant hereby waive and release any and all rights of recovery against the other party, including officers, employees, agents and authorized representatives (whether in contract or tort) of such other party, that arise or result from any and all insured loss of or damage to any property of the waiving party located within or constituting part of the Building, including the Premises, to the extent of amounts payable under the applicable insurance policy (regardless of whether the waiving party has complied with its obligation, as set forth herein, to maintain such coverage). Each party shall have their property insurance policies issued in such form as to waive any right of subrogation as might otherwise exist. This mutual waiver is in addition to any other waiver or release contained in this Lease.

13.	RULES AND REGULATIONS intentionally deleted

14.	UTILITIES AND SERVICES

A.    Tenant shall contract for and shall pay in a prompt and timely manner for all utilities and services supplied to the Premises during the Term of this Lease.

B.    Landlord shall not be liable for, and Tenant shall not be entitled to, any abatement or reduction of any amounts owing hereunder by reason of the failure of any utilities and/or services when such failure is caused by accident, breakage, repairs, strikes, lockouts or other labor disturbances or disputes of any character, or by any other cause, similar or dissimilar, including, without limitation, any governmental energy conservation program, and any such failure shall not constitute or be construed as a constructive or other eviction of Tenant. In the event any governmental entity promulgates or revises any law applicable to the Building, or any part thereof, relating to the use or conservation of energy, water, gas, light, or electricity, or relating to the reduction of automobile or other emissions, or the provision of any other utility or service provided with respect to this Lease, or in the event Landlord makes improvements to the Building or any part thereof in order to comply with such a law, whether the law is mandatory or voluntary, Tenant shall comply with such law or make such improvements to the Building or any part thereof related thereto. Such compliance and the making of such improvements shall in no event entitle Tenant to any damages, relieve Tenant of the obligation to pay Rent or any other amounts reserved or payable hereunder, or constitute or be construed as a constructive or other eviction of Tenant.

C.    Landlord makes no representation regarding the adequacy or fitness of the HVAC equipment in the Building to maintain temperatures that may be required for any equipment of Tenant, and Landlord shall have no liability for damage suffered by Tenant or others in connection therewith.

15.	PERSONAL PROPERTY AND GROSS RECEIPTS TAXES

Tenant shall be responsible for and shall pay before delinquency all taxes and other governmental charges and impositions levied against Tenant, Tenant’s improvements, fixtures, trade fixtures, alterations, furniture, fixtures, equipment, or other personal property, Tenant’s leasehold interest, the Rent or other charges payable by Tenant, any business carried on at the Premises, or in connection with the use or occupancy thereof, including, without limitation, City of San Francisco gross receipts taxes, payroll taxes, any general or special assessments, levies, fees or charges, transit or transportation charges, housing subsidies and/or housing fund assessments, possessory interest taxes, business or license taxes or fees, job training subsidies and/or assessments, or open space charges, irrespective of whether any of the foregoing is assessed or designated as a real or personal property tax, and irrespective of whether any of the foregoing is assessed to or against Landlord or Tenant. Should any of the foregoing be payable by Landlord or be applied in any manner to the real property taxes levied on the Building or appurtenances thereto, Tenant, upon demand, will pay such personal property taxes and gross receipts taxes to Landlord who in turn will pay the same to the property tax collector.

16.	MAINTENANCE

Tenant shall, at Tenant’s sole cost and expense, maintain in good condition, order and repair, and replace as and when needed, the Premises and every part thereof, including but not limited to any and all plumbing, ventilation, heating, life safety, mechanical and electrical systems and equipment in, on or serving the Premises, windows, doors, storefronts, glass, walls, roofs, ceilings, and all walkways, sidewalks, curbs, underground vaults, driveways, utility lines, parking areas (if any) landscaping, trees, and other items which are on or adjacent to the Premises, subject to reasonable wear and tear consistent with Tenant’s proposed use of the Premises. Tenant, at its sole cost and expense, shall contract with service companies approved by Landlord for maintenance and servicing, in October, January and April of each year, of all HVAC equipment serving the Premises and for regular maintenance of the fire protection (including but not limited to fire extinguishers and firefighting equipment), electrical, life safety panels and other equipment serving the Premises and Tenant shall furnish to Landlord copies of such service contracts (specifying the level and details of the service, which shall be subject to Landlord’s review and approval) and receipts evidencing regular servicing within ten (10) days after request therefor.

Notwithstanding the foregoing to the contrary, if any mechanical or plumbing system serving the Premises, such as an air conditioning system (or major component thereof) which was not installed by or for Tenant requires replacement during the Lease Term, including any replacement required by law (and provided such replacement is not necessitated by (x) Tenant’s failure to perform reasonable periodic maintenance of such item or (y) Tenant’s misuse of such item), Landlord and Tenant shall cooperate in good faith to determine the best suitable replacement for such item (or component); in connection therewith, the parties will attempt to identify a substantially similar replacement item, and neither party shall have the right to require that the capacity, quality or size of such item be upgraded as a part of such replacement, unless the party requiring such upgrade agrees to bear any increased cost associated with the acquisition of an upgraded item compared to the acquisition of a reasonably similar substitute item (however, if applicable law requires an upgrade, Tenant will bear the cost of such upgrade as described herein). Upon determining a mutually agreeable replacement item, Landlord shall bear the cost of such replacement (other than any increased cost associated with an upgrade requested by Tenant, as described above), provided, however, that if, as described above, the replacement in question is necessitated by Tenant’s failure to perform reasonable periodic maintenance of the item in question or Tenant’s misuse of the item, Tenant will be responsible for the cost of such replacement.

Tenant shall meet with Landlord at Landlord’s request on an annual basis or at such other regular interval as may be reasonably established by Landlord for the purpose of discussing Tenant’s operations in and maintenance of the Premises. Tenant shall comply with Landlord’s reasonable requests so as to present an appearance and level of maintenance appropriate for a well maintained commercial building.

Tenant further agrees to replace immediately all cracked, damaged or broken glass now or hereafter installed in the Premises, however cracked, damaged or broken, and to immediately (within 48 hours) repaint to match and repair any damage caused by graffiti. Maintenance or repair required because of burglary or vandalism shall be the sole responsibility of Tenant.

Except in case of an emergency, prior to Tenant’s making any repair, Tenant shall give Landlord written notice that such work will be performed and Landlord shall have the right to reasonably approve or disapprove the plans for such repair. Landlord will respond within ten (10) business days; if Landlord fails to timely respond, the provisions of Paragraph 7.A above regarding Tenant’s right to send a Second Request and Landlord’s deemed approval if Landlord fails to timely respond to such Second Request will apply.

In connection with any work performed by or under the direction of Tenant, Tenant shall procure and deliver to Landlord evidence of worker’s compensation, public liability and property damage insurance, in such amounts as shall be reasonably acceptable to Landlord.

Tenant hereby waives all rights under, and the benefits of, Subsection 1 of Section 1932 and Sections 1941 and 1942 of the California Civil Code, and under any similar law, permitting Tenant to make repairs at the expense of Landlord or to terminate a lease by reason of the condition of, or damage to, the leased premises.

Tenant acknowledges that this is a NNN lease and, as such, Landlord shall have no maintenance or repair obligations except as specifically set forth in this Lease.

17.	RESTORATION OF PREMISES

Tenant shall return the Premises to Landlord at the expiration or earlier termination of this Lease in good and sanitary order, condition and repair, maintained and serviced as required by this Lease and free of personal property, rubble and debris, and broom clean; any and all equipment, machinery, and other items belonging to Landlord, including the HVAC system serving the Premises, shall be returned to Landlord fully serviced and in good working order, ordinary wear and tear excepted, and taking into account the age and physical condition of the system or equipment in question at the time of Landlord’s delivery of the same to Tenant. All damage to the Premises caused by the removal of trade fixtures, signs and other personal property that Tenant is permitted or required to remove under the terms of this Lease shall be repaired by Tenant and such restoration effected by Tenant at its sole expense prior to termination. Such obligation will not include the obligation to repair interior walls or replace floor coverings after their removal or capping of floor outlets, although Tenant will be required to patch and fill all holes created by Tenant in floors.

18.	ENTRY BY LANDLORD

Landlord reserves the right and Tenant shall permit Landlord and its authorized representatives to enter the Premises at all reasonable times and upon reasonable advance notice to Tenant (except in the case of emergency) for purposes of (i) inspecting; (ii) posting notices of non-responsibility or non-liability for alterations or repairs; (iii) placing upon the Premises any usual or ordinary “for rent” signs; or (iv) showing or submitting the Premises to prospective purchasers or, during the last twelve (12) months of the Term, tenants (provided, however, that Tenant shall have the right, as a condition to Landlord’s ability to show the Premises to third parties, to require that any such third parties execute and deliver a commercially reasonable nondisclosure agreement prior to their entry into the Premises), all of which actions Landlord may take without any abatement of Rent. Given that Tenant’s use of the Premises will include the installation and operation of sensitive mechanical components, Tenant shall have the right, except in the case of emergency, to require that a representative of Tenant accompany Landlord (and any such third parties) during the course of any such entry into the Premises. Provided Landlord complies with the terms of this Paragraph 18, Tenant hereby waives any claim for damages for any injury or inconvenience to or interference’s with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned by such entry. Landlord shall use good faith efforts to ensure that any such entry will not interfere with Tenant’s use of the Premises (or any portion thereof) for Tenant’s business purposes. For each of the aforesaid purposes, Landlord shall at all times have and retain a key with which to unlock all of the doors in, upon, and about the Premises, excluding Tenant’s vaults, safes or secured areas, and Landlord shall have the right to use any and all means which Landlord may deem proper to open said doors in an emergency in order to obtain entry to the Premises. Any entry to the Premises obtained by Landlord by any of said means, or otherwise, shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into or a detainer of the Premises, or an eviction of Tenant from the Premises or any portion thereof. Tenant will not in such event be entitled to any direct or consequential damages for any damage or inconvenience occasioned thereby, but Landlord will use its reasonable efforts to accomplish such entry in such a manner as to minimize any inconvenience to Tenant.

19.	ESTOPPEL CERTIFICATES

At any time and from time to time upon not more than ten (10) business days after a request is received from Landlord, Tenant shall execute (or make good faith corrective comments to) and deliver to Landlord, or to such party as Landlord may reasonably designate, a written statement certifying the date of commencement and expiration of the Term of this Lease, that this Lease is unmodified and in full force and effect (or, if there have been any modifications of this Lease, that the Lease is in full force and effect as modified and stating the date and nature of the modification or modifications), that Landlord is not in default under this Lease (or, if there is any claimed default, stating the nature and extent thereof), that Tenant is not in default under this Lease (or, if Tenant is in default, specifying the nature and extent thereof), the current amounts of and the dates up to which Rent has been paid, the period for which Rent and other charges have been paid in advance, and any additional matters or information that may reasonably be requested by Landlord. It is expressly understood and agreed that any such statement delivered pursuant to this paragraph may be relied upon by any prospective purchaser of the Building or any lender, prospective lender, or any assignee or prospective assignee of any lender, and by any third person designated by Landlord. Tenant’s failure to deliver such a statement within said ten (10) business day period, when such failure continues for three (3) business days after notice from Landlord shall constitute a Default by Tenant under this Lease and shall be conclusive against Tenant (i) that this Lease is in full force and effect, without modifications except as may be represented by Landlord, (ii) that there are no defaults in Landlord’s performance hereunder, (iii) that not more than one month’s Rent has been paid in advance, and (iv) as to the accuracy of any other matters specified in the statement that was delivered to Tenant. Landlord will similarly provide such a certificate to Tenant within ten (10) business days following Tenant’s request, which certificate may be relied upon by any entity providing financing or investment funds to Tenant or any proposed subtenant or assignee of Tenant.

20.	ABANDONMENT OF PREMISES

Tenant shall not abandon the Premises (as defined in California Civil Code Section 1951.3) at any time during the Term. If Tenant abandons or surrenders the Premises, or is dispossessed by process of law or otherwise, any personal property belonging to Tenant and left in or on the Premises shall be deemed to be abandoned and, at the option of Landlord, such property may be removed and stored in any public warehouse or elsewhere at the cost of and for the account of Tenant.

21.	REMOVAL OF TRADE FIXTURES OF TENANT AT END OF TERM

Provided Tenant is not in Default under this Lease, then Tenant may remove at Tenant’s sole cost and expense, all trade fixtures and movable furniture installed in, on or about the Premises by Tenant (including without limitation, at Tenant’s option, any clean room installed by Tenant) and Tenant shall repair all damage resulting from the removal thereof (such obligation will not include the obligation to repaint interior walls or the replacement of floor coverings after the removal or capping of floor outlets, although Tenant will be required to patch and fill all holes created by Tenant in floors).

22.	SURRENDER OF LEASE

The voluntary or other surrender of this Lease by Tenant, accepted by Landlord and memorialized in a written instrument, or the mutual cancellation hereof, shall not work a merger and, at the option of Landlord, shall either terminate any or all existing subleases or subtenancies or operate as an assignment to Landlord of any or all of such subleases or subtenancies.

23.	HOLDING OVER

Except as set forth in the Basic Lease Information, any holding over after the expiration of the Term or earlier termination of this Lease by Landlord, with or without the written consent of Landlord shall be construed at Landlord’s election to be either a tenancy at sufferance or a tenancy from month to month, at a rent equal to twice the monthly Base Rent payable under this Lease during the last full Rent-paying month before the date of such expiration or termination. In addition, Tenant shall indemnify Landlord and hold it harmless from and against all damages, costs, claims, causes of action, liabilities, and expenses (including, without limitation, attorneys’ fees and expenses and claims for damages by any other person to whom Landlord may have leased all or any part of the Premises effective upon such expiration) sustained by Landlord by reason of such holding over.

24.	GRACE PERIOD

A.    No default or breach of any of the terms, covenants or conditions of this Lease shall exist on the part of Landlord until (i) Tenant shall serve upon Landlord a notice specifying with particularity wherein said default or breach is alleged to exist and (ii) Landlord shall fail to perform or observe said term, covenant or condition, as the case may be, within thirty (30) days after receiving said notice.

B.    If Landlord shall be delayed or prevented from the performance of any act required by this Lease by reason of acts of God, strikes, lockouts, labor troubles, inability to procure materials, restrictive laws, or any other cause beyond Landlord’s reasonable control, the performance of such act shall be excused for the period of the delay, and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay.

25.	DEFAULT; LANDLORD’S REMEDIES UPON DEFAULT

A.    The occurrence of any one or more of the following events shall constitute a “Default” under this Lease by Tenant:

(i)    Tenant fails to pay any Basic Monthly Rental or any additional rent payable hereunder as and when such rent becomes due and payable and such failure continues for more than three (3) business days after Landlord gives written notice thereof to Tenant; or

(ii)    Tenant fails to pay any additional rent or other amount of money or charge payable by Tenant hereunder as and when such additional rent or amount or charge becomes due and payable and such failure continues for more than ten (10) days after Landlord gives written notice thereof to Tenant; or

(iii)    Tenant fails to promptly remove, abate or remedy, as required by applicable law, any Hazardous Material located in, on or about the Premises or the Building in connection with any failure by Tenant to comply with Tenant’s obligations under Paragraph 9.C; or

(iv)    Tenant fails to deliver an estoppel certificate or the financial statements to Landlord or a lender, as the case may be, within the time periods required by this Lease, where such failure continues for three (3) business days following notice from Landlord; or Tenant fails to deliver to Landlord evidence the policies of insurance required to be provided hereunder within the time period required; or

(v)    Tenant fails to perform, or breaches any agreement or covenant of this Lease to be performed or observed by Tenant (except for those described in clauses (i) through (iv) above), as and when performance or observance is due and such failure or breach continues for more than ten (10) business days after Landlord gives written notice thereof to Tenant; provided, however, that if, by the nature of such agreement or covenant, such failure or breach cannot reasonably be cured within such period of ten (10) business days, a Default shall not exist as long as Tenant commences with due diligence and dispatch the curing of such failure or breach within such period of ten (10) business days and, having so commenced, thereafter prosecutes with diligence and dispatch and completes the curing of such failure or breach within sixty (60) days.

B.    Landlord shall have the following remedies if Tenant breaches or defaults on this Lease. These remedies are not exclusive but are in addition to any rights and remedies now or later allowed by law or in equity.

(i)    Landlord shall have the right either to terminate Tenant’s right of possession to the Premises and thereby terminate this Lease or to have this Lease continue in full force and effect with Tenant at all times having the right of possession to the Premises. Should Landlord elect to terminate Tenant’s right of possession to the Premises and thereby terminate this Lease, then Landlord shall have the immediate right of entry to and may remove all persons and property from the Premises. Such property so removed may be stored at Landlord’s election in a public warehouse in accordance with applicable law at the cost and for the account of Tenant. Upon such termination Landlord, in addition to any other rights and remedies, including rights and remedies under Subparagraphs (1), (2) and (4) of Subdivision (a) of Section 1951.2 of the California Civil Code, or any amendment thereto or any successor law thereof, shall be entitled to recover from Tenant the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of the award exceeds the amount of such rental loss that the Tenant proves could be reasonably avoided. The amount Landlord may recover under Subparagraph (4) of Subdivision (a) of Section 1951.2 of the California Civil Code shall include, without limitation, the cost of recovering possession of the Premises, expenses of reletting (including advertising), brokerage commissions and fees, costs of placing the Premises in good order, condition and repair, including necessary maintenance, alteration and restoration of the Premises, attorneys’ fees, court costs, and costs incurred in the appointment of and performance by a receiver to protect the Premises or Landlord’s interest under this Lease. The worth at the time of the award of the amount referred to in Subparagraph (3) of Subdivision (a) of Section 1951.2 of the California Civil Code shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award plus one percent (1%). The worth at the time of the award referred to in Subparagraphs (1) and (2) of Subdivision (a) of Section 1951.2 of the California Civil Code shall be computed by allowing interest at the maximum rate permitted by law. Prior to such award, Landlord may relet the Premises for the purpose of mitigating damages suffered by Landlord because of Tenant’s failure to perform its obligations hereunder.

(ii)    Should Landlord, following any Default of this Lease by Tenant, elect to keep this Lease in full force and effect with Tenant retaining the right of possession to the Premises (notwithstanding the fact that Tenant may have vacated or abandoned the Premises), Landlord shall have the right to enforce all of its rights and remedies under this Lease or allowed by law or in equity including, but not limited to, the right to recover the installments of Rent as they become due under this Lease and all other rights provided by Section 1951.4 of the California Civil Code. Notwithstanding any such election to have this Lease remain in full force and effect, Landlord may at any time thereafter elect to terminate Tenant’s right of possession to the Premises and thereby terminate this Lease for any previous Default which remains uncured, or for any existing or subsequent Default. For purposes of Landlord’s right to continue this Lease in effect upon Tenant’s Default, acts of maintenance or preservation or efforts by Landlord to relet the Premises or the appointment of a receiver on initiative of Landlord to protect its interest under this Lease do not constitute a termination of Tenant’s right of possession.

(iii)    intentionally omitted

(iv)    Nothing in this paragraph shall affect the right of Landlord hereunder to indemnification for liability arising prior to the termination of the Lease for damage to person or property.

(v)    If Tenant shall be in Default in the performance of any term, covenant or condition to be performed by it under this Lease, then, after notice and without waiving or releasing Tenant from the performance of such term, covenant or condition, Landlord may, but shall not be obligated to, perform the same, and, in exercising any such right, may pay necessary and incidental costs and expenses in connection therewith. All sums so paid by Landlord, together with interest thereon at the maximum rate of interest allowed by law, shall be deemed Additional Rent hereunder and shall be payable to Landlord by Tenant on the next rent-paying day.

(vi)    Rent not paid when due shall bear interest, in addition to any late charge provided hereunder, at the maximum rate of interest allowed by law from the date due until paid.

(vii)    No security or guaranty which may now or hereafter be furnished Landlord for the payment of the Rent or for performance by Tenant of the other terms, covenants or conditions of this Lease shall in any way be a bar or defense to any action in unlawful detainer, for the recovery of the Premises, or to any action which Landlord may at any time commence for a breach of any of the terms, covenants or conditions of this Lease.

(viii)    If any action or proceeding between Landlord and Tenant to enforce the provisions of this Lease (including an action or proceeding between Landlord and the trustee or debtor in possession while tenant is a debtor in a proceeding under any bankruptcy law) proceeds to trial, Landlord and Tenant hereby waive their respective rights to a jury in such trial. Landlord and Tenant hereby agree that this paragraph constitutes a written consent to waiver of trial by jury within the meaning of California Code of Civil Procedure Section 631(a)(2), and Tenant does hereby authorize and empower Landlord to file this paragraph and/or lease, as required, with the clerk or judge of any court of competent jurisdiction as a written consent to waiver of jury trial.

26.	ATTORNEYS’ AND ADMINISTRATIVE FEES ON DEFAULT

If either Landlord or Tenant shall obtain legal counsel or bring an action against the other by reason of the breach or default of any term, covenant or condition hereof or otherwise arising out of this Lease, the unsuccessful party shall pay to the prevailing party its attorneys’ fees, which shall be payable whether or not such action is prosecuted to judgment. The term “prevailing party” shall include, without limitation, a party who obtains substantially the relief sought whether by compromise, settlement or judgment. In addition, if Landlord becomes involved in any dispute or litigation, threatened or actual, by or against anyone not a party to this Lease, but arising by reason of or related to any act or omission of Tenant, Tenant agrees to pay Landlord’s reasonable attorneys’ fees and other costs incurred by Landlord in connection therewith.

27.	INSOLVENCY

Either:

(1)	the appointment of a receiver to take possession of all or substantially all of the assets of Tenant; or

(2)	a general assignment by Tenant for the benefit of creditors; or

(3)	any action taken or suffered by Tenant under any insolvency, bankruptcy, or reorganization act; or

(4)	the admission by Tenant in writing of its inability to pay its debts as they become due; or

(5)

the levying of execution upon any interest of Tenant in or under this Lease or upon the property of Tenant within the Premises, unless the same shall be bonded against or discharged within twenty (20) days following the levy or within five (5) days prior to the proposed sale thereunder, whichever is earlier; or

(6)

the attachment or garnishment of any interest of Tenant in, to, or under this Lease or upon the property of Tenant in the Premises, unless the same is discharged within twenty (20) days after the levy thereof, shall constitute a breach of this Lease by Tenant and a default hereunder. On the happening of such an event, this Lease shall terminate five (5) days after receipt by Tenant of notice of termination; provided, however, that notwithstanding such termination Landlord may enforce its remedies under Paragraph 25 and provided further that neither such termination nor such exercise of remedies shall terminate the right of Landlord or any lender to enforce any and all indemnities given by Tenant under the terms of this Lease. In no event shall this Lease be assigned or assignable by reason of any voluntary or involuntary bankruptcy proceedings, nor shall any rights or privileges hereunder be an asset of Tenant in any bankruptcy, insolvency, or reorganization proceedings, except at the election of Landlord so to treat the same. In the event this Lease is assumed and assigned by Tenant’s trustee in bankruptcy, Landlord shall require that such assignee deposit with Landlord security in an amount equal to Landlord’s then standard security deposit requirements for similar tenants of the Building.

28.	ASSIGNMENT OR SUBLETTING

A.    Except as otherwise provided in subparagraph C below, Tenant shall not, directly or indirectly, voluntarily or involuntarily, assign, pledge, encumber, or otherwise transfer this Lease or any interest therein, and shall not sublet the Premises or any part thereof or any right or privilege appurtenant thereto, or permit any other person (the authorized representatives of Tenant excepted) to occupy or use the Premises or any portion thereof (collectively “Transfer”) without first receiving the written consent of Landlord, which consent shall not be unreasonably withheld; provided, however, Landlord may also terminate this Lease or exercise its other rights, all as and to the extent hereinafter provided. Any such Transfer without Landlord’s consent shall be void and shall, at the option of Landlord, constitute a Default hereunder entitling Landlord to terminate this Lease and giving rise to all other remedies available to Landlord for breach of this Lease. A consent to one Transfer shall not be deemed to be a consent to any other or further Transfer. This Lease and any interest in it shall not be Transferable as to the interest of Tenant by operation of law without the prior written consent of Landlord.

B.    In the event Tenant contemplates an action under Subparagraph A, Tenant shall give Landlord at least forty (40) days’ notice thereof, designating the material terms proposed, the documentation for such transaction, and, if a sublease, the term thereof and space proposed to be sublet. Tenant shall also provide a current financial statement of any proposed assignee or subtenant. With respect to (x) any proposed assignment of Tenant’s interest in this Lease, or (y) any proposed sublease of essentially the entire Premises for essentially the remainder of then-current Term (in each case, other than pursuant to a Permitted Transfer, defined below), Landlord shall have the right and option, to be exercised by notice to Tenant given within thirty (30) days after receipt of Tenant’s notice of intention to Transfer, (i) to terminate this Lease as it pertains to the portion of the Premises so proposed by Tenant to be Transferred, (ii) to approve Tenant’s proposal to Transfer, subject to Landlord’s subsequent written approval of the specific Transfer agreement between Tenant and the proposed Transferee (if such Transfer agreement is not included within Tenant’s initial notice), and which agreement shall require, among other things, that the Transferee maintain insurance for the benefit of Landlord in accordance with Article 12 hereof, or (iii) to terminate this Lease in its entirety. Upon acceptance of the offer to terminate this Lease as it pertains to the portion of the Premises Tenant seeks to Transfer or upon acceptance of the offer to terminate this Lease in its entirety, this Lease (in its entirety or as it pertains to said portion, as the case may be) shall terminate as of the end of the calendar month in which such notice of acceptance is given to Tenant. Tenant shall thereupon vacate and surrender to Landlord all or such portion of the Premises and the provisions of this Lease applicable to termination upon expiration of the Term shall apply to all or to such portion of the Premises, and in the event of a partial termination of this Lease, the Rent payable hereunder will be equitably reduced from and after the date of such termination. Such termination shall not relieve Tenant from liability for any breach or default with respect to all or such portion of the Premises occurring prior to termination. Tenant may include within its initial notice of intent to Transfer a copy of the proposed Transfer documentation, in which event Landlord will notify Tenant within the initial thirty (30) days described above whether or not Landlord consents, or will reasonably withhold consent, to the proposed Transfer; alternatively, if Tenant does not include the proposed Transfer document with such initial submission, Landlord will respond to any second notice of proposed Transfer which includes such Transfer documentation within thirty (30) days following Tenant’s delivery to Landlord of such notice. If Landlord fails to timely respond to Tenant’s submission which includes the proposed Transfer document, Tenant may send a second (2nd) notice to Landlord, which notice must contain the following inscription, in bold faced lettering: “SECOND NOTICE DELIVERED PURSUANT TO PARAGRAPH 28.B OF LEASE — FAILURE TO TIMELY RESPOND WITHIN FIVE (5) BUSINESS DAYS SHALL RESULT IN DEEMED APPROVAL OF ASSIGNMENT OR SUBLEASE.” If Landlord fails to deliver notice of Landlord’s consent to, or the withholding of Landlord’s consent, to the proposed Transfer or sublease within such five (5) business day period, Landlord shall be deemed to have approved the Transfer or sublease in question. If Landlord at any time timely delivers notice to Tenant or Landlord’s withholding of consent to a proposed Transfer or sublease, Landlord shall specify in reasonable detail in such notice, the basis for such withholding of consent.

C.    Notwithstanding anything to the contrary contained in this Article 28, in the event of a Transfer by Tenant to a Transferee which is (i) an Affiliate of Tenant (an entity which is controlled by, controls, or is under common control with, Tenant, is an “Affiliate”), (ii) an entity which acquires all or substantially all of the assets or interests (partnership, stock or other) of Tenant, or (iii) an entity which is the resulting entity of a merger or consolidation of Tenant, such Transfer shall not require Landlord’s consent and shall not entitle Landlord to terminate this Lease, provided that (A) Tenant provides prior written notice to Landlord of any such Transfer (unless such prior notice is prohibited by applicable law or confidentiality agreement, in which event Tenant will provide such written notice as soon as permissible), (B) such Transfer is not a subterfuge by Tenant to avoid its obligations under this Lease, (C) in the event of a Transfer under clauses (ii) or (iii), the Transferee after the completion of the Transfer shall have a tangible net worth computed in accordance with generally accepted accounting principles consistently applied (and excluding goodwill, organization costs and other intangible assets) which is sufficient in Landlord’s reasonable opinion for the Transferee to satisfy its monetary obligations over the term of this Lease (in the event of an assignment) or over the term of the sublease (in the event of a sublease); and (D) the Transferee shall assume in writing for the benefit of Landlord, and pursuant to an agreement reasonably acceptable to Landlord, the obligations of Tenant under this Lease applicable to such Transfer. The Transferee under a Transfer specified in items (i), (ii) or (iii) above shall be referred to as a “Permitted Transferee” and any such Transfer shall be referred to as a “Permitted Transfer.” “Control,” as used herein, shall mean the ownership, directly or indirectly, of at least fifty-one percent (51%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of at least fifty-one percent (51%) of the voting interest in, any person or entity.

D.    In all events, if this Lease is assigned, Tenant shall continue to be primarily liable under this Lease and the assignee shall execute an agreement by which it assumes and agrees to be jointly and severally liable for the complete performance by Tenant of all of its obligations hereunder.

E.    Tenant irrevocably assigns to Landlord, as security for the performance of Tenant’s obligations under this Lease, all rent from any assignment of all or any part of the Premises. A receiver for Tenant, appointed on Landlord’s application, may collect such rent and apply it toward Tenant’s obligations under this Lease except that, until the occurrence of a Default by Tenant, Tenant shall have the right to collect such rent.

F.    Neither Tenant nor any other person having an interest in the possession, use, occupancy, or utilization of the Premises shall enter into any lease, sublease, license, concession, or other agreement for use, occupancy, or utilization of space in the Premises which provides for rental or other payment for such use, occupancy, or utilization based in whole or in part on the net income or profits derived by any person from the property leased, used, occupied, or utilized (other than an amount based on a fixed percentage or percentages of receipt or sales) and any such purported lease, sublease, license, concession, or other agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use, occupancy, or utilization of any part of the Premises.

G.    Any net profits earned by Tenant from subleasing or from an assignment of this Lease shall be divided and paid 50% to Landlord and 50% to Tenant. Net profits shall be determined by subtracting from the rent and other consideration paid by the subtenant or assignee, the rent and other sums due to Landlord under this Lease for the applicable space and period; provided however that Tenant shall be entitled to reimbursement, out of such net profits, for any reasonable amount expended by Tenant for brokerage commissions, commercially reasonable legal fees paid by Tenant associated with the sublease or assignment, improvements required by the assignee or subtenant (inclusive of design, project management and permitting costs) and paid for by Tenant (or allowances provided in lieu thereof).

H.    Tenant shall pay to Landlord the amount of Landlord’s cost of processing every proposed assignment (including, without limitation, the cost of attorneys’ and other professional fees and the administrative, accounting, and clerical time of Landlord), and the amount of all direct and indirect expenses incurred by Landlord arising from any assignee’s or subtenant’s taking occupancy. Notwithstanding anything to the contrary contained in this Lease, Landlord shall have no obligation to process any request for its consent to assignment or sublease prior to Landlord’s receipt of payment by Tenant of the amount of Landlord’s estimate of the processing costs and expenses and all other direct and indirect costs and expenses of Landlord and its authorized representatives arising from such matter, and in no event shall the processing fee charged hereunder be less than $2,000.

29.	TRANSFER BY LANDLORD

Release from Liability. In the event Landlord shall sell or transfer the Building, or shall assign its interest as Landlord in and to this Lease, then, from the effective date of such sale, assignment or transfer, Landlord shall be released from all further liability to Tenant, express or implied, under this Lease, and Tenant agrees to look solely to the successor in interest of Landlord in and to the Building or this Lease, except as to any matters of liability that have accrued and remain unsatisfied as of the date of such sale, assignment or transfer. It is intended that the covenants and obligations contained in this Lease on the part of Landlord shall be binding upon Landlord and its successors and assigns only during their respective periods of ownership of the fee or leasehold estate, as the case may be. If any security is given by Tenant to secure the faithful performance of all or any part of the terms, covenants and conditions of this Lease on the part of Tenant, Landlord may transfer and deliver the security to the successor in interest of Landlord, and thereupon Landlord shall be discharged from any further liability in reference thereto. Landlord may enter into any transaction described in this paragraph without the consent of Tenant.

30.	DAMAGE

Except as hereinafter set forth, in the event the Premises or the Building is damaged from any cause, Landlord shall forthwith repair such damage and this Lease shall remain in full force and effect. In the event of any such damage, Landlord will, within thirty (30) days following the date of the damage, deliver to Tenant an estimate of the time necessary to repair the damage in question such that the Premises may be used by and accessible to Tenant; such notice will be based upon the review and opinions of Landlord’s architect and contractor (“Landlord’s Repair Notice”). Provided such damage was not caused by Tenant’s, or by its agents, employees, contractors, invitees or licensees, negligent or willful act, Tenant shall be entitled to a proportionate reduction of Rent while such repairs are being made in an amount not to exceed the applicable rental interruption insurance proceeds received by Landlord, and that is in the same proportion to the Rent as the rentable area of the portion of the Premises so damaged and is unusable bears to the total rentable area of the Premises.

In the event the cost of repairing such damage is not covered by Landlord’s insurance (and provided that Landlord maintained the insurance coverage required hereunder), or in the event the cost of repairs exceeds the insurance proceeds payable (and provided that Landlord maintained the insurance coverage required hereunder), Landlord may elect, at its option, not to make such repairs, in which event this Lease may be terminated at the option of either party upon the giving of notice and without liability to the other party.

If, pursuant to Landlord’s Repair Notice, the Premises or a material portion are to be rendered untenantable for more than 360 days as a result of any such damage, Landlord or Tenant may elect to terminate this Lease provided notice thereof is given to the other party hereto within 30 days following the date such party is notified that such damage may not be repaired within said 360 day period.

Landlord shall under no circumstances be required to repair any damage to the property of Tenant, or to any improvements installed in, on or about the Premises by Tenant, unless the cost of repair thereto is covered by insurance.

Tenant hereby specifically waives the provisions of Section 1932, Subdivision 2 and Section 1933, Subdivision 4, of the California Civil Code.

In the event the Building or a material portion is damaged to the extent of more than thirty three percent (33%) of the then replacement cost thereof, Landlord may elect, concurrently with Landlord’s delivery of Landlord’s Repair Notice, to terminate this Lease. A total destruction of the Building shall terminate this Lease without liability to Landlord or Tenant.

31.	CONDEMNATION

A.    As used throughout this Lease, the word “condemn” is coextensive with the phrase “right of eminent domain”, i.e., the right of people or government to take property for government or public use, and shall include the intention to condemn expressed in writing as well as the filing of any action or proceeding for condemnation.

B.    In the event any action or proceeding is commenced for the condemnation of the Premises or any part thereof, or of the Building or any part thereof, or if Landlord is advised in writing by any agency, entity or body having the right or power of condemnation of its intention to condemn the same, then and in any of said events, Landlord may:

(1)

Without any obligation or liability to Tenant, and without affecting the validity and existence of this Lease other than as hereinafter provided, agree to sell or convey to the condemnor the part or portion of the Premises or Building sought by the condemnor free from this Lease and the rights of Tenant hereunder. Such agreement may be made without first requiring that any action or proceeding be instituted, or if such action or proceeding shall have been instituted, without requiring any trial or hearing thereof, and Landlord is expressly empowered to stipulate to judgment therein.

(2)	Terminate this Lease and all rights of Tenant hereunder if a portion of the Premises which is thirty three percent (33%) or more of the rentable square footage of the Premises is condemned.

(3)

Continue this Lease in full force and effect, provided that such condemnation does not result in a taking of the Premises. In the event this Lease is continued in full force and effect and by reason of the condemnation an alteration of the Building is required, and such alteration materially interferes with Tenant’s business in the Premises, then Tenant shall be entitled to a reasonable abatement in Rent during the period of such modification or alteration to the extent such work interferes with Tenant’s business.

C.    In the event a portion of the Premises is permanently condemned and taken, and such condemnation and taking materially affects Tenant’s business in the Premises, then Tenant shall have the option of either terminating all of its obligations under this Lease or continuing this Lease in full force and effect with respect to such portion of the Premises not taken. In such latter event, Rent for the remainder of the Term shall be reduced in the proportion which the rentable square footage of the Premises taken bears to the total rentable square footage of the original Premises.

D.    If, as a result of any such condemnation proceedings, a leasehold interest or right of possession only is so condemned or taken for a period of time less than the then unexpired Term of this Lease, this Lease shall continue in full force and effect and any condemnation award shall be payable to Landlord and shall be credited by Landlord against the Rent payable by Tenant for said period. If the amount received by Landlord is in excess of said Rent, Tenant shall be entitled to receive such excess, and, if the amount so received by Landlord is less than said Rent, then Tenant shall pay the amount of such deficiency to Landlord. If such condemnation is for a period of time extending beyond the expiration of the Term of this Lease, the foregoing provisions shall apply only up to the date of expiration of the Term. Upon said expiration, Landlord shall receive all awards thereafter payable, and no accounting shall be made to Tenant for such period extending beyond said expiration.

E.    All compensation and damages awarded for the taking of the Premises, Building, or any portion or portions thereof, shall, except as otherwise herein provided, belong to and be the sole property of Landlord, and Tenant shall not have any claim or be entitled to any award for diminution in value of its leasehold interest hereunder or for the value of any unexpired Term of this Lease; provided, however, Tenant shall be entitled to any separate award that may be made for the taking of or damage to, or on account of any cost or damage Tenant may sustain in the removal of, Tenant’s merchandise, fixtures, trade fixtures, equipment and furnishings.

F.    If this Lease is terminated, in whole or in part, pursuant to any of the provisions of this paragraph, all Rent and other charges payable by Tenant to Landlord hereunder and attributable to the Premises taken shall be paid up to the date upon which actual physical possession shall be taken by the condemnor, and the parties shall thereupon be released from all further liability in relation thereto.

G.    This Article 31 sets forth Tenant’s sole and exclusive remedies in the event of a taking or condemnation. Each of Landlord and Tenant hereby waives the provisions of Sections 1265.130 and 1265.150 of the California Code of Civil Procedure and the provisions of any successor or other law of like import.

32.	SUBORDINATION TO ENCUMBRANCES

This Lease, and the leasehold estate created hereby, shall at all times be subordinate to all liens and encumbrances, and replacements thereof, in any amount whatsoever now existing or hereafter placed on or against the Building or any part thereof, or against Landlord’s interest or estate therein; Landlord represents that, as of the Lease Date, no such encumbrance currently exists. Tenant’s obligation to subordinate to the lien of any such future encumbrance shall be conditioned upon Landlord delivering to Tenant non-disturbance agreement from the holder of any such encumbrance in form and substance reasonably satisfactory to Tenant. Tenant shall, however within ten (10) business days following Landlord’s request, execute (or make good faith corrective comments to) any documentation related thereto as Landlord’s lender may request. In addition, Tenant shall, upon demand, attorn to the purchaser at any foreclosure sale or pursuant to the exercise of any power of sale, in which event Tenant shall automatically be and become the Tenant of said purchaser and, at such purchaser’s option, Tenant shall enter into a new lease for the balance of the Term upon the same terms, covenants and conditions as are contained in this Lease.

33.	MISCELLANEOUS

A.    Effect of Exercise of or Failure to Exercise Privilege by Landlord. Neither the exercise of nor failure to exercise any right, option, or privilege hereunder by Landlord shall exclude Landlord from exercising any and all other rights, options, or privileges hereunder at any other time, nor shall such exercise or nonexercise relieve Tenant from Tenant’s obligation to perform each and every term, covenant and condition to be performed by Tenant hereunder, or from damages or other remedy for failure to perform or meet its obligations under this Lease.

B.    Waiver. The purported waiver by a party of any performance or breach of any term, covenant or condition contained herein shall not be deemed to be a waiver of such term, covenant or condition, or of any subsequent or continuing breach of the same, or of any other term, covenant or condition contained herein, unless such waiver is specifically made in writing. Nor shall any custom or practice that may arise between the parties in the administration of the provisions of this Lease be deemed a waiver of, or in any way affect, the right of a party to insist upon the performance by the other in strict accordance with the provisions of this Lease. The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease other than Tenant’s breach in failing to pay the particular Rent so accepted regardless of Landlord’s knowledge of such additional preceding breach at the time of the acceptance of such Rent.

C.    Labor Relations. Tenant may, at Tenant’s option, retain non-union contractors and labor to work in or about the Premises.

D.    Notices. All notices required or permitted hereunder, except for routine bills or invoices for Rent which Landlord may elect to deliver by personal delivery to the Premises or by first class U.S. mail, shall be contained in a writing personally delivered or sent by United States certified or registered mail, or by recognized overnight courier such as Fed Ex, postage prepaid, return receipt requested, and addressed: if to Tenant, at the address for Tenant set forth in the Basic Lease Information or at such other address as Tenant may from time to time designate by giving written notice thereof to Landlord under this Paragraph; and if to Landlord, at Landlord’s management office for the Building office or at such other address(es) as Landlord may from time to time designate by giving written notice thereof to Tenant under this Paragraph. Mailed notice shall be deemed given on the date of delivery as shown on the return receipt or 5 business days after mailing in the case delivery is not accepted. Notices delivered via overnight mail shall be deemed given on the date that is one (1) business day after delivery to the courier for next-day business day delivery. Notices delivered personally shall be deemed given on the date of delivery (unless such date is a holiday or weekend, in which event such notice shall be deemed given on the next-succeeding business day). Tenant further agrees to give the beneficiary of any mortgage or deed of trust covering the Building, by registered or certified mail or by overnight courier, a copy of any default notice served upon the Landlord, provided that prior to such notice Tenant has been notified in writing of the address of such beneficiary and the requirement to deliver such beneficiary copies of Landlord default notices. If Landlord fails to cure such default within the time provided for in this Lease, then the beneficiary shall have an additional thirty (30) days after the expiration of such cure period within which to cure such default (provided that said beneficiary notifies Tenant of said beneficiary’s intent to attempt to cure such default and Tenant notifies the beneficiary concurrently with Tenant’s delivery of the default notice to Landlord; otherwise, the beneficiary shall have thirty (30) days from the later of the date on which it receives notice of the default from Tenant and the expiration of Landlord’s cure period). If such default cannot be cured by said beneficiary within the cure period, Tenant may not exercise any of its remedies so long as beneficiary has commenced and is diligently pursuing the remedies necessary to cure such default (including, but not limited to, commencement of foreclosure proceedings, if necessary to effect such cure).

E.    Entire Agreement; Amendments. This Lease represents the entire agreement of the parties with respect to the parties’ rights and duties under this Lease, and no promises or representations, express or implied, whether written or oral, not set forth herein shall be binding upon or inure to the benefit of Landlord or Tenant. Tenant acknowledges that neither Landlord nor any authorized representative of Landlord, or any other person purporting to act on Landlord’s behalf, has made any representation, warranty, or statement with respect to the amount of taxes that may or will be assessed against the Premises, the cost of any insurance required to be maintained by Tenant hereunder, or any other matter relating to this Lease that is not expressly covered in this Lease. With respect to such matters, Tenant is relying upon its own independent investigation and sources of information, and Tenant expressly waives any right Tenant might otherwise have to rescind this Lease or to claim damages by reason of Tenant’s misunderstanding or mistake. This Lease shall not be amended or modified by any oral agreement, either express or implied; all amendments and modifications hereof shall be in writing and signed by both Landlord and Tenant.

F.    Light and Air. Tenant covenants and agrees that no diminution of light, air or view by any structure which may hereafter be erected (whether or not by Landlord) shall entitle Tenant to any reduction of Rent hereunder, result in any liability of Landlord to Tenant, or in any other way affect this Lease.

G.    Building Security. Tenant acknowledges and agrees that Landlord does not provide security services or other protection for Tenant’s property in the Building. Accordingly, in no event shall Landlord be liable for any theft of property or other damages which may be suffered as the result of any unauthorized entry into Tenant’s premises nor shall Landlord be responsible for any glass breakage within the Premises caused by theft, vandalism, or the negligence of Tenant or Tenant’s employees, invitees, agents or independent contractors. Landlord acknowledges that Tenant intends to install a security system governing access to the Building as part of Tenant’s initial build-out; any such security system shall be subject to Landlord’s prior written approval, not to be unreasonably withheld, conditioned or delayed.

H.    Building Telecommunications Systems. If Tenant desires telephone or other communications or computer connections or installations to, in or about the Premises, the design, installation, repair and maintenance thereof from the point where the telephone company’s or other provider’s service enters the Building shall be at Tenant’s sole cost and expense but shall nonetheless require the prior written approval of Landlord, not to be unreasonably withheld, conditioned or delayed. All such work shall be performed only at locations approved by Landlord and by vendors or contractors approved by Landlord. All such installations shall be performed in strict compliance with such rules and regulations as Landlord may reasonably promulgate for telecommunications vendors performing work the Building.

In no event shall Landlord be responsible for any disruption to or failure of the Building or Tenant’s telephone or communications system, unless due to the gross negligence or willful misconduct of Landlord or its employees or contractors; but in the event of any such gross negligence or willful misconduct, Landlord shall be only responsible for the cost of correcting the actual portions of the system which it or its employees or contractors damaged and in no event shall Landlord be liable for damages to other portions of any system, or for other damages suffered by Tenant, including without limitation lost profits and/or consequential damages.

Tenant further agrees to indemnify, defend, and hold Landlord harmless from and against any and all claims, damages, expenses, and liabilities arising from Tenant’s or its agents, employees, invitees, vendors, contractors or subcontractors use of the Premises or Building or work done thereto which interfere in any way or in any manner with the telecommunications system of any other party.

I.    Auctions and Signs. Except as specifically permitted herein, Tenant shall not conduct any auctions in, upon, or from the Premises, affix any signs, awnings, notices, or other advertising matter to the Premises, or issue or circulate any advertising matter in the Building without the prior written consent of Landlord. Landlord shall not withhold its consent to professionally prepared signage identifying Tenant’s business and approved by the City and County of San Francisco. Tenant shall, however, have the sole signage rights with respect to the Premises, subject to Landlord’s reasonable prior approval and approval and local laws.

J.    Execution; Recordation. Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or option for a lease, and this instrument shall not be effective as a lease or otherwise until execution and delivery by both Landlord and Tenant. Tenant shall not record this Lease or any memorandum of this Lease.

K.    Financial Information. In connection with any proposed sale or refinancing of the Building, or in the event Tenant is in Default, Tenant will furnish to the Landlord within thirty (30) days following Landlord’s request, copies of true and accurate financial statements reflecting Tenant’s (and if applicable, any Guarantor’s) then current financial condition, and if available, audited, consolidated financial statements, prepared in accordance with generally accepted accounting principles, and certified and audited by independent public accountants of recognized standing or by Tenant’s Chief Financial Officer. Tenant shall have the right to require that Landlord (and any third party to whom Landlord intends to disclose such financial statements) sign a mutually acceptable non-disclosure agreement prior to Tenant’s delivery of such financial statements. Tenant hereby covenants and warrants to Landlord that all financial information and other descriptive information regarding Tenant’s business, which has been or shall be furnished to Landlord, is and shall be accurate and complete at the time of delivery to Landlord.

L.    Limitation of Tenant’s Remedies. If any default hereunder by Landlord is not cured within the applicable cure period provided in this Lease, Tenant’s exclusive remedies shall be an action for specific performance or an action for actual damages, and Tenant hereby waives the benefit of any laws granting it the right to perform Landlord’s obligation, or the right to terminate this Lease or withhold Rent on account of any Landlord default. Tenant shall look solely to Landlord’s interest in the Building for the recovery of any judgment from Landlord. Landlord, or if Landlord is a partnership, its partners whether general or limited, or if Landlord is a limited liability company, its members or managers, or if Landlord is a corporation, its directors, officers or shareholders, shall never be personally liable for any such judgment. Any lien obtained to enforce such judgment and any levy of execution thereon shall be subject and subordinate to any mortgage or deed of trust covering the Building.

M.    Time and Applicable Law. Time is of the essence of this Lease and each and all of its provisions. This Lease shall be construed and interpreted in accordance with the laws of the State of California.

N.    Name. Tenant shall not use the name of the Building for any purpose other than as the address of the business conducted by Tenant in the Premises. Landlord shall have the right, exercisable with notice to, but without liability to Tenant, to change the name and the street address of the Building.

O.    Provisions are Covenants and Conditions. All provisions, whether set forth herein as covenants or conditions on the part of Tenant, shall be deemed to be both covenants and conditions.

P.    Severability. The unenforceability, invalidity, or illegality of any provision of this Lease, for any reason, shall not render its other provisions unenforceable, invalid, or illegal. In such an event, this Lease shall be equitably construed as if it did not contain the invalid, illegal, or unenforceable provision to the extent permitted by applicable law, it being the intent of the parties that this Lease shall be enforced to the greatest extent possible.

Q.    Captions. The table of contents and the headings to the paragraphs of this Lease are for convenience only, are not part of this Lease, and shall have no effect on the construction or interpretation hereof.

R.    Successors and Assigns; Joint and Several Liability. The terms, covenants and conditions herein contained shall, subject to the provisions as to assignment and sublease, apply to, inure to the benefit of, and bind the heirs, successors, administrators, executors, and assigns of the parties hereto. If Tenant is comprised of more than one person or entity, the obligations under this Lease imposed on Tenant shall be joint and several.

S.    Relationship of Parties. Neither anything contained in this Lease nor any acts of the parties shall be construed to create any relationship between the parties other than that of Landlord and Tenant.

T.    Brokers. Except as specifically set forth in the Basic Lease Information, Tenant warrants and represents to Landlord that in the negotiation or making of this Lease neither Tenant nor anyone acting on Tenant’s behalf has dealt with any broker or finder who might be entitled to a fee or commission for this Lease. Tenant shall indemnify and hold Landlord harmless from any claim or claims, including costs, expenses and attorneys’ fees incurred by Landlord which may asserted by any other broker or finder for a fee or commission based upon any dealings with or statements made by Tenant or Tenants’ representatives. Landlord will compensate the brokers identified in the Basic Lease Information pursuant to the provisions of a separate agreement.

U.    Tenant’s Authority. If Tenant is a corporation, partnership, trust, association, limited liability company, or other entity, Tenant and each person executing this Lease on behalf of Tenant do hereby covenant and warrant that (i) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment, or formation; (ii) Tenant has and is duly qualified to do business in California; (iii) Tenant has full corporate, partnership, trust, association, limited liability company, or other appropriate power and authority to enter into this Lease and to perform all of Tenant’s obligations hereunder; (iv) each person (and all persons if more than one signs) signing this Lease on behalf of Tenant is duly and validly authorized to do so; and (v) when executed by both parties, this Lease and all of the terms and conditions contained herein shall be binding and enforceable against Tenant.

V.    Nondisclosure of Lease Terms. From and after the date lease negotiations were entered into and throughout the term of this Lease, Tenant shall not disclose the amount of rent that it is obligated to pay hereunder or any other of the terms, covenants, conditions or agreements set forth in any letter of intent, this Lease, any amendments hereto, nor provide any copies of the foregoing, to any person, including without limitation any brokers, any agents or employees of such brokers, except to any accountants of Tenant in connection with the preparation of Tenant’s financial statements or tax returns, to an assignee of this Lease or a sublessee of the Premises, to Tenant’s investors, real estate and financial advisors and counsel or to an entity or person to whom disclosure is required by applicable law or in connection with any action brought to enforce the terms hereof. Tenant hereby acknowledges that the disclosure of any of the foregoing confidential information or of any of the terms, covenants, conditions and agreement set forth in the letter of intent, this Lease, or any amendment hereto, to any third party would entitle Landlord to receive injunctive relief. Tenant further agrees to indemnify, protect, defend, save and hold Landlord harmless from and against any and all damages suffered by Landlord which are attributable to any disclosure by Tenant in violation of the terms of this provision. In no event shall Landlord have the right to use Tenant’s trademarks, service marks, trade names, copyrighted materials, logos, designs, artwork or other commercial or product designations of Tenant for any purpose without the prior written consent of Tenant, which may be withheld in Tenant’s sole and absolute discretion. Additionally, any press release or other public statement regarding the negotiation of or existence of, this Lease and/or Tenant’s pending or actual occupancy of the Building, must be mutually approved by both Landlord and Tenant prior to any distribution of same.

W.    USA Patriot Act and Anti-Terrorism Laws. Tenant represents and warrants to, and covenants with, Landlord that neither Tenant nor any of its respective constituent owners, affiliates or employees currently are, or shall be at any time during the Term hereof, in violation of any laws relating to terrorism or money laundering (collectively, the “Anti-Terrorism Laws”), including without limitation Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”) and/or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the “USA Patriot Act”).

Tenant covenants with Landlord that neither Tenant nor any of its respective constituent owners, affiliates or employees is or shall be during the Term hereof a “Prohibited Person,” which is defined as follows: (i) a person or entity that is listed in the Annex to, or is otherwise subject to, the provisions of the Executive Order; (ii) a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (iii) a person or entity with whom Landlord is prohibited from dealing with or otherwise engaging in any transaction by any Anti-Terrorism Law, including without limitation the Executive Order and the USA Patriot Act; (iv) a person or entity who commits, threatens or conspires to commit or support “terrorism” as defined in Section 3(d) of the Executive Order; (v) a person or entity that is named as a “specially designated national and blocked person” on the then-most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/offices/eotffc/ofac/sdn/t11sdn.pdf, or at any replacement website or other replacement official publication of such list; and (vi) a person or entity who is affiliated with a person or entity listed in items (i) through (v) above.

At any time and from time to time during the Term, Tenant shall deliver to Landlord, within ten (10) business days after receipt of a written request therefore, a written certification or such other evidence reasonably acceptable to Landlord evidencing and confirming Tenant’s compliance with this Section.

X.    Accessibility.

(1)    Required Accessibility Disclosures    In accordance with Section 1938 of the Civil Code of the State of California, Landlord hereby provides the following information:

i.    Landlord hereby states that the Premises have not undergone inspection by a Certified Access Specialist (“CASp”).

ii.    A CASp can inspect the Premises and determine whether the Premises comply with all of the construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the Premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection. Tenant shall be responsible for the payment of the fee for the CASp inspection, and the cost of making repairs necessary to correct violations of construction-related accessibility standards within the Premises. In furtherance of the foregoing, Landlord and Tenant hereby agree as follows: (a) any CASp inspection requested by Tenant shall be conducted, at Tenant’s sole cost and expense, by a CASp designated by Landlord, subject to Landlord’s reasonable rules and requirements; (b) Tenant, at its sole cost and expense, shall be responsible for making any improvements or repairs within the Premises to correct violations of construction-related accessibility standards; and (c) if anything done by or for Tenant in its use or occupancy of the Premises shall require Landlord to make any improvements or repairs to the Building to correct violations of construction-related accessibility standards, then Tenant shall reimburse Landlord upon demand, as Additional Rent, for the cost to Landlord of performing such improvements or repairs.

(2)    Accessibility Disclosures and Notices. Pursuant to Chapter 38 of the City and County of San Francisco Administrative Code, Landlord makes the following disclosures and provides the following information regarding disability access and disability access obligations.

i.    The Building does not currently meet all applicable construction-related accessibility standards, including standards for public restrooms and ground floor entrances and exits.

ii.    Before you enter into this lease with Landlord, please be aware of the following:

You may be held liable for disability access violations in the Building. Even though you are not the owner of the Building, you, as the tenant, as well as the Building owner, may still be subject to legal and financial liabilities if the leased property does into comply with applicable Federal and State disability access laws. You may wish to consult an attorney prior to entering into this lease or lease amendment and make sure that you understand your obligations under Federal and State disability access laws. The Landlord must provide you with a copy of the Small Business Commission Access Information Notice under Section 38.6 of the Administrative Code in your requested language. For more information about disability access laws applicable to small businesses, you may wish to view the website of the San Francisco Office of Small Business or call 415-554-6134.

iii.    You are responsible for making any required disability and access improvements to the Building and you shall indemnify and hold Landlord harmless against any and all disability and/or access related claims pertaining thereto.

iv.    Landlord and Tenant shall use reasonable efforts to notify each other if they make alterations to the Building that might impact accessibility under Federal and State disability access laws. You may wish to review those provisions with your attorney prior to entering into this Lease or lease amendment to make sure you understand your obligations under the Lease.

iv.    By executing this Lease, you confirm that you have read and understand this disability access obligations notice and related provisions set forth above.

Y.    Signatures. The parties hereto consent and agree that this Lease may be signed and/or transmitted by facsimile, e-mail of a .pdf document or using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s handwritten signature. The parties further consent and agree that (1) to the extent a party signs this Lease using electronic signature technology, by clicking “SIGN”, such party is signing this Lease electronically, and (2) the electronic signatures appearing on this Lease shall be treated, for purposes of validity, enforceability and admissibility, the same as handwritten signatures.

34.	ADDITIONAL PROVISIONS.

A.    Zoning. Tenant hereby acknowledges the Premises is zoned PDR -1- G and that Tenant shall ensure that its use of the Premises is in full compliance with the City and County of San Francisco’s zoning code. If any issue shall arise with the City and County of San Francisco related to Tenant’s use, Tenant shall be solely responsible for all costs associated with resolving such issue (including but not limited to obtaining any required permits, and all fees, attorney’s costs, expeditor costs, architect costs, etc.) and fines, penalties and other costs which may be levied by the City and County of San Francisco on Landlord or Tenant. Additionally, Tenant shall have no right to terminate this Lease and shall continue paying all Rent, Additional Rent and other sums payable under this Lease in the event zoning issues shall arise.

B.    Tenant’s Option to Extend Term. Landlord hereby grants to Tenant the option to extend the Lease Term (the “Extension Option”) for one additional period of five (5) years (the “Extension Term”), on the terms and subject to the conditions set forth in this Section; provided, however that if Tenant is in Default either at the time Tenant exercises the Extension Option or at any time thereafter prior to or upon the commencement of the Extension Term, Landlord shall have, in addition to all of Landlord’s other rights and remedies provided in this Lease, the right to terminate the Extension Option and to unilaterally revoke Tenant’s exercise of the Extension Option, in which event this Lease shall expire on the then scheduled Expiration Date, unless sooner terminated pursuant to the terms hereof, and Tenant shall have no further rights under this Lease to renew or extend the Lease Term.

Tenant shall exercise its Extension Option, if at all, by giving Landlord unconditional, irrevocable written notice of such election no earlier than twelve (12) months and no later than nine (9) months prior to the then scheduled Expiration Date of the Term, the time of such exercise being “of the essence”. Subject to the provisions of this Section, upon the giving of such notice, this Lease and the Lease Term shall be extended without execution or delivery of any other or further documents, with the same force and effect as if the Extension Term had originally been included in the Lease Term.

If Tenant does exercise its Extension Option in accordance with the procedure set forth above, all of the terms, covenants and conditions of this Lease shall continue in full force and effect during the Extension Term, except that Tenant shall extend the expiration date of the letter of credit it has provided to Landlord as a Security Deposit to cover the Extension Term and the Base Monthly Rent during the Extension Term shall be one hundred percent (100%) of the Prevailing Market Rate (as defined below) for the Premises. Tenant shall continue to possess and occupy the Premises in its existing condition, “as-is”, as of the commencement of the Extension Term, and Landlord shall have no obligation to repair, remodel, improve or alter the Premises or the Building, or to provide Tenant with any construction or refurbishing allowance whatsoever; and Tenant shall have no further rights to extend the Lease Term after the expiration of the Extension Term.

The Prevailing Market Rate shall be determined in the manner set forth hereinbelow:

The term “Prevailing Market Rate” shall mean the Base Monthly Rent that a willing tenant would pay, and that a willing landlord would accept, at arm’s length, for space comparable to the Premises in buildings located in the vicinity of the Building which are comparable in quality, use, location and prestige to the Building (the “Comparison Buildings”), based upon binding lease transactions for tenants in the Comparison Buildings that, where possible, commence or are to commence within six (6) months prior to or within six (6) months after the commencement of the Extension Term (“Comparison Leases”). Comparison Leases shall include renewal and new non-renewal tenancies, but shall exclude subleases and leases of space subject to another tenant’s expiration rights. Rental rates payable under Comparison Leases shall be adjusted to account for variations between this Lease and the Comparison Leases with respect to: (A) the length of the Lease Term compared to the lease term of the Comparison Leases; (B) rental structure, including, without limitation, rental rates per rentable square foot (including type, gross or net, and if gross, adjusting for base year or expense stop), additional rental, escalation provisions, all other payments and escalations; (C) the size of the Premises, compared to the size of the premises of the Comparison Leases; (D) location, floor levels and efficiencies of the floor(s) for which the determination is being made; (E) free rent, moving expenses and other cash payments, allowances or other monetary concessions affecting the rental rate; (F) the age and quality of construction of the Building; and (G) leasehold improvements and/or allowances offered in Comparison Leases. In making the comparisons under this paragraph, Base Monthly Rental and the rental under Comparison Leases shall be expressed on a per rentable square foot basis.

Landlord shall deliver to Tenant, not later than three (3) months prior to the commencement of the Extension Term, a good faith written proposal of the Prevailing Market Rate for the Premises. Within thirty (30) days after receipt of Landlord’s proposal, Tenant shall notify Landlord in writing (A) that Tenant accepts Landlord’s proposal or (B) that Tenant elects to submit the determination of Prevailing Market Rate to arbitration in accordance with the procedure set below. If Tenant does not give Landlord a timely notice in response to Landlord’s proposal, Landlord’s proposal of Prevailing Market Rate shall be binding upon Tenant.

If Tenant timely elects to submit the determination of Prevailing Market Rate to arbitration, Landlord and Tenant shall first negotiate in good faith in an attempt to determine the Prevailing Market Rate. If Landlord and Tenant are able to agree within their (30) days following the delivery of Tenant’s notice to Landlord electing arbitration (or if Tenant accepts Landlord’s initial proposal), then such agreement shall constitute a determination of Prevailing Market Rate for purposes of this Paragraph, and the parties shall immediately execute an amendment to this Lease stating the Prevailing Market Rate and the Base Monthly Rental for the Extension Term. If Landlord and Tenant are unable to agree on the Prevailing Market Rate within such negotiating period, then within fifteen (15) days after the expiration of such negotiating period, the parties shall meet and concurrently deliver to each other their respective written estimates of Prevailing Market Rate, supported by the reasons therefor (respectively, “Landlord’s Determination” and “Tenant’s Determination”). Landlord’s Determination may be more or less than its initial proposal of Prevailing Market Rate. If either party fails to deliver its Determination in a timely manner, then the Prevailing Market Rate shall be the amount specified by the other party. If the higher of such Determinations is not more than one hundred five percent (105%) of the lower, then the Prevailing Market Rate shall be the average of the two Determinations. In every other case, the Prevailing Market Rate shall be determined as follows, each party being bound to its Determination and such Determinations establishing the only two choices available to the Appraisal Panel (as hereinafter defined). Within ten (10) days after the parties exchange Determinations, the parties shall each appoint an arbitrator who shall be a licensed California real estate broker with at least ten (10) years’ experience in leasing commercial office space similar to the Premises in the City and County of San Francisco immediately prior to his or her appointment, and be familiar with the rentals then being charged in the Comparison Buildings. The parties may appoint the real estate brokers who assisted them in making their Determinations as their respective arbitrators. If either Landlord or Tenant fails to appoint an arbitrator within said ten (10) day period, then the Prevailing Market Rate shall be the Determination of the other party. Within twenty (20) days following their appointment, the two arbitrators so selected shall appoint a third, similarly-qualified, independent arbitrator who has not had any prior personal or business relationship with either party (the “Independent Arbitrator”). If an Independent Arbitrator has not been so selected by the end of such twenty (20) day period, then either party, on behalf of both, may request such appointment by the local office of the American Arbitration Association (or any successor thereto), or in the absence, failure, refusal or inability of such entity to act, then either party may apply to the presiding judge for the San Francisco County Superior Court, for the appointment of such an Independent Arbitrator, and the other party shall not raise any question as to the court’s full power and jurisdiction to entertain the application and make the appointment. Within five (5) days following notification of the identity of the Independent Arbitrator so appointed, Landlord and Tenant shall submit copies of Landlord’s Determination and Tenant’s Determination to the three arbitrators (the “Appraisal Panel”). The Appraisal Panel shall conduct a hearing, at which Landlord and Tenant may each make supplemental oral and/or written presentations, with an opportunity for rebuttal by the other party and for questioning by the members of the Appraisal Panel, if they so wish. Within a reasonable time following the hearing, the Appraisal Panel, by majority vote, shall select either Landlord’s Determination or Tenant’s Determination as the Prevailing Market Rate, and shall have no right to propose a middle ground or to modify either of the two proposals or the provisions of this Lease. The Appraisal Panel shall attempt to render a decision within fifteen (15) business days after appointment. In any case, the Appraisal Panel shall render a decision within forty-five (45) days after appointment. The decision of the Appraisal Panel shall be final and binding upon the parties, and may be enforced in accordance with the provisions of California law. In the event of the failure, refusal or inability of any member of the Appraisal Panel to act, a successor shall be appointed in the manner that applied to the selection of the member being replaced. Each party shall pay the fees and expenses of the arbitrator designated by such party, and one-half of the fees and expenses of the Independent Arbitrator and the expenses incident to the proceedings (excluding attorneys’ fees and similar expenses of the parties which shall be borne separately by each of the parties).

Until the matter is resolved by agreement between the parties or a decision is rendered in any arbitration commenced pursuant to this Paragraph, Tenant’s payments of Base Monthly Rent shall be equal to 103% the Base Monthly Rent and Additional Rental payable by Tenant immediately prior to the commencement of the Extension Term. Within ten (10) business days following the resolution of such dispute by the parties or the decision of the arbitrators, as applicable, Tenant shall pay to Landlord the amount of any deficiency in the Base Monthly Rental previously paid by Tenant or Landlord will credit to Tenant any overpayment of Rent against the Rent next due hereunder.

Tenant’s right to exercise the Extension Option is personal to, and may be exercised only by, the original Tenant or its Permitted Transferee under this Lease, and only if the original Tenant or its Permitted Transferee continues to occupy at least seventy percent (70%) of the Premises at the time the Extension Term would commence. No assignee or subtenant, other than a Permitted Transferee, shall have any right to exercise the Extension Option granted herein.

IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto have executed this Lease as of the Lease Date.

TENANT

OUSTER, INC., a Delaware corporation

By:	/s/ Raffi Mardirosian

Print Name: Raffi Mardirosian

Its:	Head of Corporate Development

Date: 9/1/2017

LANDLORD

SIC – 350 TREAT, LLC, a Delaware limited liability company

By: The Swig Company, LLC, a Delaware limited liability company, as Property Manager

By:	/s/ Deborah Boyer
Deborah Boyer
Executive Vice President and
Director of Asset Management

Date: 9/7/17